UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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122 Fifth Avenue

New York, New York 10011

August 24, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 annual meeting of stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 am, Eastern Time, on October 3, 2018 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 3, 2018: The Proxy Statement and the Company’s 2018 Annual Report to Stockholders are available online at www.bn2018annualmeeting.com.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Sincerely,

LEONARD RIGGIO
Executive Chairman of the Board of Directors

122 Fifth Avenue

New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 3, 2018

The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at 9:00 am, Eastern Time, on October 3, 2018 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York for the following purposes:

1.	To elect three directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote on executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2019; and

4.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Only holders of record of Common Stock of the Company as of the close of business on August 6, 2018 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2019.

Sincerely,

BRADLEY A. FEUER
Vice President, General Counsel and Corporate Secretary
New York, New York
August 24, 2018

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

i

ii

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 3, 2018

INTRODUCTION

This Proxy Statement and enclosed WHITE proxy card are being furnished commencing on or about August 24, 2018 in connection with the solicitation by the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on October 3, 2018 and any adjournment or postponement thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2019.

Stockholders Entitled to Vote

Only holders of record of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), as of the close of business on August 6, 2018 are entitled to notice of and to vote at the Meeting. As of the record date, 73,018,100 shares of Common Stock were outstanding, which number includes 140,840 shares of unvested restricted stock that have voting rights and that are held by members of the Board and the Company’s employees. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Meeting.

How to Vote

Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock (including unvested restricted stock), you may vote your shares either by voting by proxy in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed WHITE proxy card to vote FOR the Board’s nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending April 27, 2019. If you submit your executed WHITE proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the WHITE proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. If you later decide to attend the Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items, such as the election of directors and the approval, on an advisory basis, of the compensation of the Company’s named executive officers. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must provide a “legal proxy” from your custodian at the Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Quorum and Votes Required

Quorum

The presence in person or by proxy at the Meeting of the holders of shares of capital stock of the Company having a majority of the voting power of the capital stock entitled to vote at the Annual Meeting outstanding as of August  6, 2018 will constitute a quorum.

Votes Required

The three nominees for director receiving the highest vote totals will be elected as directors of the Company.

Approval of the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

Because the vote on the approval of the proposal regarding approval of compensation of named executive officers is advisory, it will not be binding upon the Board.

Approval of the proposal to ratify the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to the proposal to elect directors, withheld votes and any “broker non-votes” are not counted in determining the outcome of the election. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

With respect to the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Withheld votes, abstentions and any “broker non-votes” will be included in determining whether a quorum is present.

Attendance at the Annual Meeting

Attendance at the Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through the Company’s 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Meeting, you must also provide a “legal proxy” obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Meeting.

How to Revoke Your Proxy

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

ELECTION OF DIRECTORS—PROPOSAL 1

Introduction

The Board currently consists of nine directors. At the 2017 annual meeting of stockholders, stockholders approved a proposal to declassify the Board. Accordingly, the declassification is being phased in, and the directors standing for election at the Meeting will stand for election for one-year terms, as will each class of directors standing for election at each subsequent annual meeting of stockholders. At the 2020 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms. The directors are currently divided into three classes, consisting of three members whose terms expire upon the election and qualification of their successors at the Meeting, three members whose terms expire at the 2019 annual meeting of stockholders and three members whose terms expire at the 2020 annual meeting of stockholders. The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s three nominees for director.

Information Concerning the Directors and the Board’s Nominees

Background information with respect to the Board and the Board’s nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position
Leonard Riggio	77	1986	Founder and Executive Chairman of the Board
Kimberley A. Van Der Zon	57	2017	Director
George Campbell, Jr.	72	2008	Director
Mark D. Carleton	58	2011	Director
Scott S. Cowen	72	2014	Director
William Dillard, II	73	1993	Director
Al Ferrara	67	2016	Director
Paul B. Guenther	78	2015	Director
Patricia L. Higgins	68	2006	Lead Independent Director

At the Meeting, three directors will be elected. Scott S. Cowen, William Dillard, II and Patricia L. Higgins are the Board’s nominees for election as directors at the Meeting, each to hold office for a term of one year until the annual meeting of stockholders to be held in 2019 and until his or her successor is elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected. However, if any nominee is unable to serve or for good cause will not serve, proxies may be voted for a substitute designated by the Board.

The terms of Scott S. Cowen, William Dillard, II and Patricia L. Higgins expire upon the election and qualification of their successors at the Meeting. The terms of Al Ferrara, Paul B. Guenther and Leonard Riggio expire in 2019. The terms of Kimberley A. Van Der Zon, George Campbell, Jr. and Mark D. Carleton expire in 2020.

On July 3, 2018, the Board announced the termination of the Company’s Chief Executive Officer, Demos Parneros, for violations of the Company’s policies. In connection with the termination, Mr. Parneros was removed from the Board.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting. The Board unanimously recommends a vote FOR each of the below nominees for director using the enclosed WHITE proxy card.

Scott S. Cowen has been a director of the Company since April 2014. Dr. Cowen serves as the Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee. Dr. Cowen has been the president emeritus and distinguished University chair of Tulane University since July 2014. From July 1998 to July 2014, Dr. Cowen served as the president of Tulane University. While serving as president of Tulane University he led the school, as well as the City of New Orleans, through the aftermath of Hurricane Katrina and developed unique and exceptional skills in crisis leadership and management. In recognition of his leadership skills, he received the Carnegie Award for Academic Leadership, the TIAA-CREF Hesburgh Award for Leadership Excellence in Higher Education, and was named one of the “Ten Best College Presidents” in America by Time magazine. Prior to 1998, Dr. Cowen was dean at the Weatherhead School of Management at Case Western Reserve University, where he was also a professor for 23 years. Dr. Cowen has served as a board member of Newell Brands, Inc. (formerly Newell Rubbermaid, Inc.), a consumer products corporation, from 1999 to 2018, Forest City Realty Trust, Inc. (formerly Forest City Enterprises, Inc.), a real estate developer, from 1989 to 2018 and NACCO Industries, Inc., a publicly traded mining, small appliances and specialty retail holding company, from May 2014 to August 2016. Since 2016, Dr. Cowen has served as a board member of American Greetings Corporation, formerly a publicly traded greeting card company, and previously served as a board member of American Greetings Corporation from 1989 to 2013. Since January 2015, Dr. Cowen has been serving as a senior advisor for the Boston Consulting Group. In 2010, President Barack Obama appointed him to the White House Council for Community Solutions, which advised the President on the best ways to mobilize citizens, non-profits, businesses and government to address community needs. Dr. Cowen recently became a member of the Board of Trustees of Case Western Reserve University and served as a trustee of the University of Notre Dame from 2015 to 2018.

Qualifications, Experience, Attributes and Skills. Dr. Cowen has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in such areas and significant experience in retail and consumer business and crisis management, including in connection with the recovery from Hurricane Katrina.

William Dillard, II has been a director of the Company since November 1993. Mr. Dillard serves on the Corporate Governance and Nominating Committee. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”), a national department store and retailer of luxury goods, since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a director of Acxiom Corporation (“Acxiom”), a company that provides marketing services focused on the use of technology.

Qualifications, Experience, Attributes and Skills. Mr. Dillard has a total of more than 40 years of executive and board-level experience, focused in the retail industry. He is also a director of Acxiom as well as Chief Executive Officer of Dillard’s. This experience in the retail industry allows Mr. Dillard to bring to the Board substantial knowledge of the retail sector.

Patricia L. Higgins has been a director of the Company since June 2006. Ms. Higgins is the Lead Independent Director and serves on the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Higgins was President, Chief Executive Officer and a director of Switch and Data Facilities Company, Inc., a leading provider of network interconnection and collocation services, from September 2000 to February 2004. Prior to that, she served as Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Travelers and Dycom Industries. During the previous five years, Ms. Higgins also served as a director of Delta Air Lines, Visteon and SpectraSite Communications. Ms. Higgins was a director of Barnes & Noble.com from 1999 to 2004.

Qualifications, Experience, Attributes and Skills. Ms. Higgins has over 30 years of technology experience, holding senior executive positions in telecommunications, computing and information technology. Ms. Higgins has had extensive board experience as a director of nine public companies, including as a member of six audit committees, chairing two; a member of six compensation committees, chairing one; a member of four governance/nominating committees, chairing one; and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board a significant depth of understanding into the operation and management of public companies, including those in the technology sector.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED WHITE PROXY CARD.

Other Directors

Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder since its inception in 1986. He served as Chief Executive Officer from 1986 through February 2002 and from December 2016 through April 2017. He was Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (B&N College, a subsidiary of the Company until August 2, 2015), one of the nation’s largest operators of college bookstores, from 1965 and until its acquisition by the Company in September 2009. From 1985 to February 2017, Mr. Riggio was a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. He also served as a director of GameStop Corp. (“GameStop”), a national video game retailer from 2001 to 2011.

Qualifications, Experience, Attributes and Skills. Mr. Riggio has approximately 45 years of entrepreneurial and executive and board-level experience, resulting from his activities as (at various times) the founder, Chief Executive Officer, chairman of the board and significant stockholder of the Company, B&N College, MBS and GameStop. This extensive experience allows Mr. Riggio to bring to the Board a deep insight into the operations, challenges and complex issues facing the Company and retail-oriented businesses in general.

Kimberley A. Van Der Zon has been a director of the Company since April 2017. Ms. Van Der Zon serves on the Compensation Committee and the Corporate Governance and Nominating Committee. In 1999, Ms. Van Der Zon joined Egon Zehnder, the global board advisory, executive search and leadership consulting firm, where she was a Partner from 2005-2018. Ms. Van Der Zon served as a trusted advisor to boards and chief executive officers on all facets of strategically maximizing human capital, including talent management, chief executive officer and board succession planning, and governance. Previously, Ms. Van Der Zon served as Vice President Corporate Marketing from 1996-1999 at BMO Financial Group. From 1992-1996, Ms. Van Der Zon served as Senior Brand Marketing Manager and Director New Business Development at Labatt Breweries. Ms. Van Der Zon commenced her career at Procter & Gamble in Marketing, where she was ultimately promoted to Senior Brand Manager, responsible for the P&L leadership of a portfolio of iconic brands. Ms. Van Der Zon holds a Master of Business Administration degree from the University of Toronto, and an Honors Bachelor of Business Administration degree from Wilfrid Laurier University.

Qualifications, Experience, Attributes and Skills. Ms. Van Der Zon has over 30 years of strategic consulting, brand management and marketing experience. She has wide-ranging executive experience, having served in functional and operational roles across the professional services, consumer, and financial services sectors, and her consulting experience has given her extensive exposure to most other sectors. She has regional expertise in the U.S., U.K., and Canada, with strong knowledge of Europe and Asia as well. She brings to the Board her extensive knowledge of talent management, succession planning, corporate governance and board leadership, in addition to marketing and brand management. Further, across both her corporate experience and her consulting experience with boards and CEOs across most industries, she has a comprehensive understanding of the operations and management of public companies.

George Campbell, Jr. has been a director of the Company since 2008. Dr. Campbell serves as Chair of the Compensation Committee and is a member of the Audit Committee. Dr. Campbell, a physicist, is currently a member of the Board of Trustees of the Webb Institute, an engineering college specializing in naval architecture and marine engineering. Prior to that, Dr. Campbell served as the Chairman of the Webb Institute. Dr. Campbell was the President from July 2000 through June 2011, and is now President Emeritus of The Cooper Union for the Advancement of Science and Art, New York, NY (“Cooper Union”), a college focusing primarily on engineering, architecture and art. Dr. Campbell is also a director of Consolidated Edison, Inc. and the Josiah Macy Jr. Foundation. He is also a Trustee of the MITRE Corporation, Rensselaer Polytechnic Institute, Montefiore Medical Center (Emeritus), and the Institute of International Education. Dr. Campbell is also a Fellow of the American Association for the Advancement of Science and the New York Academy of Sciences.

Qualifications, Experience, Attributes and Skills. Dr. Campbell has a total of more than 25 years of executive and board-level experience serving on the boards of major companies, as well as serving as President and Chief Executive Officer of Cooper Union. Dr. Campbell’s experience has generally been focused in higher education, and he has more than 12 years of experience in research and development in telecommunications technology at Bell Laboratories. Dr. Campbell also has extensive experience serving on the board of trustees of academic and research institutions and non-profit organizations. This experience allows Dr. Campbell to bring to the Board a unique insight into the Company’s operations.

Mark D. Carleton has served as a director of the Company since September 2011. Mr. Carleton serves on the Audit Committee. Mr. Carleton has been Chief Financial Officer of Liberty Media Corporation, Qurate Retail, Inc., Liberty Broadband Corporation and GCI Liberty since October 2016. Prior to his current role, Mr. Carleton served as Chief Development Officer and Senior Vice President of Liberty Media, and served as a Senior Vice President of predecessors of Liberty Media, since 2003. His primary responsibilities include corporate development and oversight of Liberty Media’s technology, music, telecom, satellite and sports interests. Prior to Liberty Media, Mr. Carleton served as a Partner with KPMG LLP from 1993 to 2003, where he had overall responsibility for the communications sector and also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Sirius XM Radio Inc. and a number of private companies and formerly served as a director of DIRECTV.

Qualifications, Experience, Attributes and Skills. Mr. Carleton received a Bachelor of Science degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global Leadership Council. He also is a member of the University of Colorado Sports and Entertainment Advisory Council and a member of the Board of Directors of United States Speedskating. In addition, Mr. Carleton was the Executive in Resident at the Colorado State University Business School for the 2011-2012 school year. Mr. Carleton brings to the Board, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP. In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including leadership development and succession planning, risk assessment, and shareholder and government relations.

Al Ferrara, Certified Public Accountant, has served as a director of the Company since September 2016. Mr. Ferrara serves on the Audit Committee and the Compensation Committee. Mr. Ferrara was previously the National Director of Retail & Consumer Products at BDO USA, LLP. Prior to that position, Mr. Ferrara worked at BDO USA, LLP in a variety of positions since 1994 and was a member of its Board of Directors from 2003 to 2010. Mr. Ferrara has provided services as a partner of public and private retail clients, including: Barnes & Noble, Inc., Aeropostale, Inc., Children’s Place, Inc., GameStop Corp., Kmart Corporation, Modells Sporting Goods, Inc., Deb Shops, Inc., A.C. Moore Incorporated, Sleepy’s, LLC, Syms Corporation, Camuto Group, Inc., J. McLaughlin (Seas Island Clothiers, LLC) and 1-800-Flowers.com, Inc. Previously, Mr. Ferrara served as the Northeast Regional Managing Partner at BDO USA, LLP from 2000 to 2003. Mr. Ferrara was also a director and BDO USA, LLP representative at Trenwith Capital, Inc. (now BDO Capital Advisors, LLC) from 2000 to 2015 and a member of the retail advisory board at Hilco Retail Consulting from 2013 to 2015.

Qualifications, Experience, Attributes and Skills. Mr. Ferrara has over 45 years of experience in public accounting and extensive knowledge of the retail industry along with SEC experience.

Paul B. Guenther has been a director of the Company since June 2015. Mr. Guenther serves as Chair of the Audit Committee. Mr. Guenther is the former President of Paine Webber Group, Inc. and also served on its board of directors. He also retired as a director of Guardian Life Insurance in December 2015, a Fortune 250 financial services company. He was chairman of Community & Southern Holdings, a $4 billion Atlanta based bank sold in 2016. Mr. Guenther serves as the chairman of the executive committee at Lenox Hill Hospital and is a Director of Northwell, the parent of Lenox Hill and serves as a director of Fordham University, where he previously served as the Chairman of Board. Mr. Guenther has also served as chairman of the New York Philharmonic and is the former director of the Securities Industry Association, a former director of ZAIS Group Holdings, and a former President and Director of Columbia’s Graduate School of Business Alumni Association.

Qualifications, Experience, Attributes and Skills. Mr. Guenther has expertise in managing large complex organizations. In addition, Mr. Guenther brings a sophisticated knowledge of finance to the Board, as well as a deep understanding of operations. Mr. Guenther is a Chartered Financial Analyst.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board met 6 times during the Company’s 2018 fiscal year beginning on April 30, 2017 and ending on April 28, 2018 (“Fiscal 2018”). All incumbent directors attended at least 5 of the 6 meetings of the Board, during the period in which he or she served as a director, occurring during Fiscal 2018, with the exception of Mark D. Carleton. All incumbent directors, with the exception of Mark D. Carleton, attended 100% of the committee meetings occurring during Fiscal 2018 on which he or she served, during the period in which he or she served as a committee member. As a result, all incumbent directors, with the exception of Mark D. Carleton, attended at least 92% of the aggregate of the meetings of the Board and committees on which he or she served, during the period in which he or she served as a director or committee member, respectively, occurring during Fiscal 2018. Mr. Carleton attended 4 of 6 board meetings and 5 of 8 committee meetings occurring during Fiscal 2018, and, since September 18, 2017, he has attended 3 of 4 board meetings and 4 of 5 committee meetings.

Based on information supplied to it by the directors and the director nominees, the Board has affirmatively determined that each of Kimberley A. Van Der Zon, George Campbell, Jr., Mark D. Carleton, Scott S. Cowen, William Dillard, II, Al Ferrara, Paul B. Guenther and Patricia L. Higgins is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. In determining the independence of Dr. Campbell, the Board considered a charitable contribution made by Mr. Riggio during the Company’s 2017 fiscal year beginning on May 1, 2016 and ending on April 29, 2017 (“Fiscal 2017”) to an educational institution with which Dr. Campbell’s wife is affiliated.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent registered public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below) and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out these functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The members of the Audit Committee currently are Paul B. Guenther (Chair), Mark D. Carleton, George Campbell, Jr., Patricia L. Higgins and Al Ferrara. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Guenther, Mr. Carleton, Dr. Campbell, Ms. Higgins and Mr. Ferrara each has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 8 times during Fiscal 2018.

Compensation Committee. The principal function of the Compensation Committee is to review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering various compensation plans of the Company. The members of the Compensation Committee currently are George Campbell, Jr. (Chair), Al Ferrara, Scott S. Cowen and Kimberley A. Van Der Zon. All members of the Compensation Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met 5 times during Fiscal 2018. In Fiscal 2018, as in prior years, the Compensation Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see the “Compensation Discussion and Analysis—Process for Determining Named Executive Officer Compensation—Retention of Consultants” section of this Proxy Statement.

Corporate Governance and Nominating Committee. The principal function of the Corporate Governance and Nominating Committee is to oversee the corporate governance of the Company. The Corporate Governance and Nominating Committee is also responsible for, among other things, identifying and evaluating individuals to serve as directors of the Company and recommending to the Board such individuals, evaluating the Board and management and recommending Board committee assignments. The members of the Corporate Governance and Nominating Committee currently are Scott S. Cowen (Chair), Patricia L. Higgins, Kimberley A. Van Der Zon and William Dillard, II. All members of the Corporate Governance and Nominating Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Corporate Governance and Nominating Committee met 3 times during Fiscal 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K, other than Ms. Van Der Zon (as described under “Certain Relationships and Related Transactions” below). None of the Company’s executive officers serves, or in Fiscal 2018 served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board. Instead, the Corporate Governance and Nominating Committee considers the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board.

When nominating a sitting director for re-election at an annual meeting, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board at an annual stockholder meeting if submitted by a stockholder in a timely manner and in accordance with the advance notice provision of our by-laws. Any stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011:

•	Stockholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board;

•	A description of any arrangements or understandings between the candidate and the Company; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

In accordance with the charter of the Corporate Governance and Nominating Committee, in order for the Corporate Governance and Nominating Committee to consider a candidate submitted by a stockholder for election at a stockholder meeting, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to such meeting; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Corporate Secretary will promptly forward such materials to the Corporate Governance and Nominating Committee. The Company’s Corporate Secretary also will maintain copies of such materials for future reference by the Corporate Governance and Nominating Committee when filling Board positions.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder-nominated candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Certain Board Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.barnesandnobleinc.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Board Leadership Structure

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and Chief Executive Officer were separate from 2002 until August 2016, when Mr. Riggio became Chief Executive Officer of the Company. Mr. Riggio served as both Chairman and Chief Executive Officer during his tenure as Chief Executive Officer from August 2016 to April 2017. The positions of Chairman and Chief Executive Officer again became separate in April 2017, when the Company appointed a new Chief Executive Officer. Since July 2018, the duties of the office of the Chief Executive Officer have been shared by a leadership group, as described in further detail below. The office of the Chief Executive Officer reports directly to the Board. Mr. Riggio currently serves as the Executive Chairman of the Board. The Board has determined that the current structure separating the positions of Chairman and Chief Executive Officer continues to be appropriate in that it enables the Chairman of the Board to provide leadership on policy at the Board level while enabling the Chief Executive Officer, or those serving in the office of the Chief Executive Officer, as applicable, to focus on the duties of the Chief Executive Officer. Although the roles of Chief Executive Officer and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

In accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board meeting. In addition, the independent directors meet at least once a year in an executive session of only independent directors. Ms. Higgins is currently the Lead Independent Director.

Risk Oversight

The Board’s primary function is one of oversight. In connection with its oversight function, the Board oversees the Company’s policies and procedures for managing risk. The Board administers its risk oversight function primarily through its Committees. Board Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board on the Company’s enterprise risk assessment.

Communications Between Stockholders and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the then-incumbent directors attended the 2017 annual meeting of stockholders.

Executive Officers

On July 3, 2018, the Board announced the termination of the Company’s Chief Executive Officer, Mr. Parneros, for violations of the Company’s policies. In order to ensure continuity going forward, the Company appointed a leadership group, consisting of Allen W. Lindstrom, Tim Mantel and Carl Hauch, to share the duties of the office of the Chief Executive Officer until a new Chief Executive Officer is named. Mr. Riggio remains Executive Chairman of the Company and is involved in its management. As of August 3, 2018, Frederic Argir retired from his position as the Company’s Chief Digital Officer and William E. Wood was appointed to the position of Chief Digital Officer.

The Company’s executive officers as of August 6, 2018, as well as additional information with respect to such persons, are set forth in the table below.

Name	Age	Position
Leonard Riggio	77	Founder and Executive Chairman of the Board
Carl Hauch	51	Vice President of Stores and Member of the Office of the Chief Executive Officer
Allen W. Lindstrom	52	Chief Financial Officer and Member of the Office of the Chief Executive Officer
Tim Mantel	48	Chief Merchandising Officer and Member of the Office of the Chief Executive Officer
Bradley A. Feuer	50	Vice President, General Counsel
Peter M. Herpich	48	Vice President, Corporate Controller and Principal Accounting Officer
Mary Ellen Keating	61	Senior Vice President of Corporate Communications and Public Affairs
Michelle Smith	65	Vice President of Human Resources
William E. Wood	47	Chief Digital Officer

Information with respect to executive officers of the Company who also are a director or director nominee is set forth in “Information Concerning the Directors and the Board’s Nominees” above.

Carl Hauch joined the Company as Vice President of Stores in July 2017. Mr. Hauch has also served as a member of the office of the Chief Executive Officer since July 3, 2018. Mr. Hauch joined the Company from CityMD, where he served as Chief Operating Officer from January 2015 to March 2016, and as Senior Vice President of Operations from June 2014 to January 2015. Prior to CityMD, Mr. Hauch served as a consultant and board member to several early-stage service companies from 2013 to June 2014. From 2008 to 2013, Mr. Hauch held various positions at Advance Auto Parts, Inc., including serving as Senior Vice President, National Operations and Customer Experience, and Senior Vice President, Human Resources. Prior to joining Advance Auto Parts, Mr. Hauch held various positions at Starbucks Coffee Company from 1994 to 2008, including serving as Vice President, Operations from 2005 to 2008, and as CEO of Starbucks Switzerland and Austria from 2003 to 2005.

Allen W. Lindstrom has been Chief Financial Officer of the Company since July 2013. Mr. Lindstrom has also served as a member of the office of the Chief Executive Officer since July 3, 2018. Prior to Mr. Lindstrom’s appointment as Chief Financial Officer of the Company, he served as Vice President, Corporate Controller of the Company from November 2007 to July 2013. From October 2011 to March 2012, Mr. Lindstrom also served as the interim Chief Financial Officer for the Company. Prior to joining the Company, Mr. Lindstrom was Chief Financial Officer at Liberty Travel, Inc. from April 2002 to November 2007. Prior to that, he held various positions at The Museum Company, Inc., Toys “R” Us, Inc. and Goldstein Golub Kessler & Company. Mr. Lindstrom is a Certified Public Accountant.

Tim Mantel was appointed Chief Merchandising Officer in February 2018. Mr. Mantel has also served as a member of the office of the Chief Executive Officer since July 3, 2018. Prior to his appointment as Chief Merchandising Officer of the Company, Mr. Mantel held the role of Chief Merchandising Officer for GNC Corporation from February 2016 to February 2018. Prior to that, Mr. Mantel was Senior Vice President, Food, Household Essentials and Food Service at Target Corporation from June 1994 to January 2015. Mr. Mantel previously served as President, Target Sourcing Services, and held various positions from business analyst to buyer to merchandise planning director early in his career. He has served on the boards of the Nibakure Children’s Village, a nonprofit that helps communities in Rwanda, as well as the Retail Industry Leaders Association Apparel Coalition.

Bradley A. Feuer was appointed as the Company’s Vice President, General Counsel and Corporate Secretary in December 2013 after serving in an interim role since July 2013. From 2008 to 2013, Mr. Feuer served as the Vice President, Assistant General Counsel for the Company. Mr. Feuer joined the Company in 1999 and has worked across all departments within the organization. Prior to joining the Company, Mr. Feuer was an associate at the law firms of Weil, Gotshal and Manges LLP, and Brobeck Phleger & Harrison LLP.

Peter M. Herpich was appointed Vice President, Corporate Controller of the Company in October 2013 and Principal Accounting Officer of the Company in November 2013. From March 2010 to October 2013, Mr. Herpich was Vice President, Assistant Controller of the Company. From June 2004 to March 2010, he served as Director of Financial Reporting for the Company. Prior to that, he held various positions at the Company from January 1995 to June 2004. Mr. Herpich is a Certified Public Accountant.

Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in February 1998. Prior to that, she was an executive with Hill & Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill & Knowlton’s flagship New York office.

Michelle Smith became Vice President of Human Resources of the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the National Retail Federation’s Committee on Employment Law.

William E. Wood was appointed Chief Digital Officer in August 2018. Mr. Wood joined the Company in December 2015 as Chief Information Officer. He is also responsible for the business operations and technology of BN.com, NOOK and Customer Service. He is also responsible for the information technology, telecommunication networks and computer systems that support the Company, as well as for allocating and evaluating the effectiveness of overall technology resources and strategies, and developing new systems. Mr. Wood was previously Chief Information Officer at EZCORP, Inc., where in 2014 he led an organizational transformation in information technology and was named “2015 Austin IT Executive of the Year” by the Austin, Texas Society for Information Management. He has extensive experience in retail, with previous high-level IT roles at Bass Pro Shops, Brookstone, Inc. and Dollar General Corporation. He has served as an advisory board member for several companies, and is a 10-year veteran of the United States Army. Mr. Wood has a Bachelor of Arts from Kent State University and an MBA from Vanderbilt University. He is also actively involved in several non-profit organizations.

The Company’s officers are elected annually by the Board and hold office at the discretion of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of August 6, 2018, unless otherwise indicated, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table who was an executive officer as of August 6, 2018, unless otherwise indicated, and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it. Unless otherwise indicated, the address of each person listed is c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Leonard Riggio (2)	14,052,132	19.2%
BlackRock, Inc. (3)	7,443,629	10.2%
Dimensional Fund Advisors LP (4)	6,133,499	8.4%
The Vanguard Group (5)	5,636,260	7.7%
Daniel R. Tisch (6)	5,385,400	7.4%
Richard Schottenfeld (7)	4,136,510	5.7%
Allen W. Lindstrom (8)	174,965	*
William Dillard, II (9)	116,164	*
Mary Ellen Keating (10)	90,883	*
Patricia L. Higgins (9)	87,388	*
George Campbell, Jr. (9)	72,950	*
Scott S. Cowen (9)	60,660	*
Mark D. Carleton (9)	55,919	*
Paul B. Guenther (9)	41,765	*
Frederic Argir***	30,263	*
Al Ferrara (9)	28,563	*
William Wood	19,558	*
Kimberley A. Van Der Zon	17,605	*
Demos Parneros**	6,219	*
All directors and executive officers as a group (19 persons) (11)	15,012,938	20.5%

*	Less than 1%.

**	Former officer. Shares beneficially owned as of July 3, 2018.

***	Former officer. Shares beneficially owned as of August 3, 2018.

(1)

Shares of Common Stock that an individual or group has a right to acquire within 60 days after August 6, 2018 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As of August 6, 2018, there were 73,018,100 shares of Common Stock issued and outstanding (including shares of unvested restricted stock and shares held in the Company’s 401(k) Plan).

(2)

Includes (a) 2,316,668 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife) and (b) 3,140,973 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees.

(3)

This information is based upon a Schedule 13G filed with the SEC by BlackRock, Inc. As stated in such Schedule 13G, BlackRock, Inc. may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 55 East 52nd Street, New York, New York 10055.

(4)

This information is based upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. As stated in such Schedule 13G, Dimensional Fund Advisors LP may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)

This information is based upon a Schedule 13G filed with the SEC by The Vanguard Group. As stated in such Schedule 13G, The Vanguard Group may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

This information is based upon a Schedule 13G filed with the SEC by Daniel R. Tisch. As stated in such Schedule 13G, Daniel R. Tisch may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 460 Park Avenue, New York, New York 10022.

(7)

This information is based upon a Schedule 13D filed with the SEC by Richard Schottenfeld. As stated in such Schedule 13D, Richard Schottenfeld may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 800 Third Avenue, New York, New York 10022.

(8)	Of these shares, 53,371 are issuable upon the exercise of options.

(9)	Of these shares, 17,605 are shares of restricted stock.

(10)	Of these shares, 40,028 are issuable upon the exercise of options.

(11)	Of these shares, 142,004 are issuable upon the exercise of options and 140,840 are shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes the material elements of the Company’s compensation programs for its named executive officers. As of the end of our Fiscal 2018, which ended on April 28, 2018, the Company’s named executive officers (“NEOs”) were:

Executive	Position
Leonard Riggio	Executive Chairman of the Board and Founder
Demos Parneros (1)	Chief Executive Officer
Allen W. Lindstrom (2)	Chief Financial Officer
Frederic Argir (3)	Vice President, Chief Digital Officer
William Wood	Vice President, Chief Information Officer
Mary Ellen Keating	Senior Vice President, Corporate Communications and Public Affairs

(1)	On July 3, 2018, the Company announced the termination of Mr. Parneros’s employment with the Company for violations of the Company’s policies.

(2)	Since July 3, 2018, Mr. Lindstrom has also served alongside Messrs. Mantel and Hauch as a member of the Office of the Chief Executive Officer.

(3)	Mr. Argir retired effective August 3, 2018.

Executive Summary

Fiscal 2018 Business Performance Highlights

Fiscal 2018 was a challenging but important year for the Company. We made significant progress in many areas of the business and laid the groundwork for our multi-year strategic plan, which will center on better serving our customers, re-imagining our bookstores through a smaller footprint and returning to our bookselling roots.

In Fiscal 2018, our comparable store sales declined 5.4% and we generated Adjusted Consolidated EBITDA of $145 million, excluding non-recurring or unusual charges. (Adjusted Consolidated EBITDA is a non-GAAP financial measure. See Appendix A for a reconciliation of Adjusted Consolidated EBITDA to Operating Income, which is the most comparable GAAP measure.) We reduced annual expenses by $52 million, excluding non-recurring or unusual charges. In addition, we strengthened our leadership team with several key hires including Mr. Mantel, our new Chief Merchandising Officer, and Mr. Hauch, our Vice President of Stores.

In February 2018, we implemented a new labor model to increase customer engagement and reduce non-productive tasks, leading to an immediate improvement in our conversion rates. We have also tested various enhancements to our Membership program that grew our Membership base by over 500,000 members. Our Café team has successfully implemented several initiatives to grow our Café business, which resulted in positive comparable store sales in the second half of Fiscal 2018. We have also improved our omni-channel offerings and launched a ship-from-store program for BN.com orders, which has resulted in faster deliveries for our customers at a lower cost to the Company.

Fiscal 2018 Compensation Highlights

Compensation for our NEOs in Fiscal 2018 was closely aligned with performance and the Company’s business and talent strategies.

The annual incentive compensation program for Fiscal 2018 was designed to align with the Company’s strategic initiatives and our pay-for-performance philosophy.	For Fiscal 2018, payouts under the annual incentive program were based 70% on the applicable financial goal and 30% on individual goals, other than in the case of Messrs. Parneros and Riggio, whose payouts were based 100% on the applicable financial goal.

We exceeded our Fiscal 2018 Adjusted EBIT (earnings before interest and taxes) goal, which may allow our full annual incentive awards to be tax deductible.	Achievement of the Fiscal 2018 Adjusted EBIT goal is a threshold performance requirement before any payments can be made under our annual incentive program for Fiscal 2018.

We granted annual long-term equity incentive awards, half of which are performance based.	We continue to make annual long-term equity incentive grants, with total target values divided equally between performance-based awards subject to the achievement of cumulative three-year financial goals and time-based awards. Mr. Riggio did not participate in our annual long-term equity incentive program.

We did not make any increases in target total direct compensation of our NEOs, other than in connection with promotions.	Since Fiscal 2016, we have not increased the annual base salaries, target annual incentive compensation opportunities or target long-term incentive compensation opportunities for our NEOs, other than in connection with promotions.

Compensation and Governance Best Practices

The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following, which are described in more detail in this Compensation Discussion and Analysis.

What We Do

✓	Engage with Stockholders. We communicate regularly with our largest stockholders to obtain valuable feedback on the Company’s compensation programs and governance practices.

✓	Focus on Variable At-Risk Pay. We tie pay to short-term and long-term performance and our stock price. The Fiscal 2018 target total direct compensation of our NEOs as a group, excluding Mr. Riggio, was, on average, approximately 61% variable at-risk compensation.

✓	Apply Multi-Year Vesting to Equity Incentive Awards. Under our long-term equity incentive program, awards vest over a three-year period following the grant date, subject to applicable service conditions and performance conditions with respect to 50% of the value of the grants.

✓	Use Performance Metrics Applicable to the Company’s Performance. We pay for performance by using metrics applicable to the Company’s financial and operating performance and setting challenging targets in our annual and long-term incentive compensation programs.

✓	Provide Double-Trigger Severance Benefits. We provide double-trigger change of control cash severance benefits to Mr. Lindstrom (i.e., cash severance benefits are payable only on a qualifying termination following a change of control). (Mr. Wood and Ms. Keating do not have change of control cash severance benefits.) Equity award vesting is also provided to our NEOs only on a double-trigger basis. Equity awards do not vest solely in connection with a change of control.

What We Do

✓	Conduct Periodic Risk Review. Our Compensation Committee conducts a periodic review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Utilize Structured Compensation Process. Our Compensation Committee employs a rigorous evaluation process in determining the level of payout to our NEOs, including under the individual performance component of our annual incentive awards. Individual objectives relate to critical metrics and/or goals that are able to be objectively evaluated.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee directly retained FW Cook, its independent compensation consultant, to advise on our executive compensation programs. FW Cook performs no other services for the Company. Our Compensation Committee reviews FW Cook’s independence annually.

✓	Use Peer Group Evaluation. We evaluate our compensation peer group periodically to align with investor expectations and changes in the Company’s business.

✓	Ensure Independence of Compensation Committee. Our Compensation Committee consists entirely of independent directors.

✓	Recoupment Policy. In December 2017, we adopted a recoupment policy that allows our Compensation Committee to cancel, or clawback gains realized from, any short-term or long-term incentive award granted to an executive officer following the adoption of the policy under certain circumstances. In addition, our Amended and Restated 2009 Incentive Plan allows our Compensation Committee to provide that cash and equity incentive awards granted under such plan be canceled or gains realized from such awards be forfeited or repaid, in the event of a financial restatement or in other similar circumstances.

✓	Maintain Hedging and Pledging Policy. As of November 30, 2017, our Board of Directors amended our hedging policy to disallow all directors, officers, employees at the director level or above and their designees from entering into any financial instruments that are designed to hedge or offset any decrease in the market value of equity securities of the Company held by such persons and to additionally restrict all such directors, officers, employees and their designees from pledging shares of Common Stock as collateral for any indebtedness.

✓	Impose Stock Ownership Guidelines. Our Compensation Committee has adopted stock ownership guidelines for our NEOs and certain other executive officers, which require such executives to accumulate and hold a meaningful level of stock ownership in the Company.

✓	Provide Limited Perquisites. In general, we provide limited perquisites to our NEOs. However, in certain circumstances we have provided relocation benefits to newly hired executives to ensure we are able to attract the right talent for key positions.

✓	Offer Broad-Based Benefits. Our NEOs are eligible for the same health and retirement benefits as other full-time employees.
What We Don’t Do

X	No Excise Tax Gross Ups on Change of Control Payments. We do not have any excise tax gross ups with respect to any change of control payments.

X	No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options or stock appreciation rights without stockholder approval.

X	No Discount Options. Our equity plan prohibits granting stock options or stock appreciation rights with a grant price less than the fair market value of the Common Stock on the date of grant.

Compensation Philosophy and Objectives

We Strive to Attract, Incentivize and Retain Talented Individuals. It is imperative that we attract, incentivize and retain individuals whose skills are critical to the current and long-term success of the Company.

•

We pay competitively. The compensation program is designed to be competitive relative to the compensation provided by peer group companies. We generally consider market median compensation for our peer group and from certain competitive survey data when negotiating the employment arrangements of our NEOs and assessing the competitiveness of executive compensation levels.

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Retention is a key objective of the compensation program. Because the implementation of the Company’s business strategy requires long-term commitments on the part of the NEOs, and because competition for top talent is intense in the Company’s industry, retention is a key objective of the compensation program.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.

•

We reward attainment of established goals. The compensation program is designed to reward the NEOs for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

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Annual incentive compensation tied to achievement of rigorous performance goals is a key component of our compensation program. For Fiscal 2018, annual performance is rewarded through annual incentive awards based on the Company’s Adjusted Consolidated EBITDA (as described below) and, other than in the case of our CEO (as described below), the applicable individual NEO’s contribution to those results.

We Align Pay to Business Objectives and Long-Term Strategy. The compensation program is designed to reward and motivate the NEOs’ Company-wide performance and, as described below, individual performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of the NEOs should be aligned with those of the Company’s stockholders.

•

We grant incentive awards recognizing that the Company is undergoing a transition. Each of our two businesses—Retail and Digital—is currently undergoing significant transitions, and our stock price has experienced volatility relating to such transitions and the overall environment in our industry. Our Compensation Committee therefore believes that awarding annual short-term incentives in conjunction with regular annual long-term incentives allows the Company to incentivize executives to make decisions regarding such transitions that consider both the short-term and long-term impact of such decisions on the Company.

•

We grant long-term equity incentive awards under our long-term equity incentive program. We use equity incentive awards as a recruitment and retention incentive and to align the interests of our NEOs with stockholder interests. Our Compensation Committee continues to grant awards under the annual long-term equity incentive program that was adopted in Fiscal 2015.

Pay Mix

Compensation for our NEOs is weighted towards variable at-risk compensation, where actual amounts earned may differ from target amounts. Each of our NEOs has a target performance-based annual incentive compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice. Since Fiscal 2015, each of our named executive officers in each applicable fiscal year, other than Mr. Riggio who does not receive long-term equity compensation awards and generally except in the case of new hires, has received annual awards under our long-term equity program that ultimately deliver value based on the returns realized by our stockholders, aligning the executive’s interests with those of our stockholders. In Fiscal 2018, each of our NEOs, other than Mr. Riggio who does not receive long-term equity compensation awards, received a grant of equity incentive awards that vested over a three-year period following the date of grant. Fifty percent of the grant date value of each such award also was subject to performance vesting conditions.

The Fiscal 2018 target total direct compensation of our NEOs as a group, excluding Mr. Riggio, was, on average, approximately 61% variable at-risk compensation.

“Say-On-Pay” Results

At the Fiscal 2017 annual meeting of stockholders of the Company that was held on September 19, 2017, the stockholders approved, on an advisory basis, the Fiscal 2017 compensation of the Company’s NEOs, which is commonly referred to as a “say-on-pay” proposal, by an affirmative vote of approximately 58% of the votes cast on the proposal. To further strengthen long-term alignment with our stockholders and their interests during Fiscal 2018, we communicated regularly with our largest stockholders to obtain valuable input and feedback, a practice we plan to continue.

Specifically, we offered our top 14 institutional stockholders as of the record date (including Mr. Riggio), who in the aggregate held approximately 48.1% of the outstanding shares of Common Stock, or approximately 72% of the Shares not held by insiders and individual “retail” shareholders, the opportunity to meet with Company management and Mr. Campbell, Chairman of the Compensation Committee, regarding the Company’s executive compensation programs and practices and the negative recommendation from Institutional Shareholder Services on the advisory “say-on-pay” proposal in Fiscal 2017. Four such stockholders, who together hold approximately 14% of the outstanding shares of Common Stock, or approximately 21% of the Shares not held by insiders and individual “retail” shareholders, accepted our invitation. In addition to raising general questions regarding the Company’s compensation structure, such as performance metrics and specific elements of compensation, these stockholders expressed concerns over the severance payments to two of our former CEOs and the recent CEO turnover. We discussed the Company’s general goal of aligning CEO target total direct compensation and severance with median market levels, and an analysis of Mr. Parneros’ target total direct compensation in Fiscal 2018 indicated that he was, in fact, positioned below the median of both our peer group and applicable survey data. In addition, the Company believes the severance payments paid to each of our former CEOs were the result of unusual circumstances, including a significant corporate transaction which benefited our stockholders, and no severance payments were made to Mr. Parneros following his termination. Furthermore, partly in response to turnover concerns, the Company developed and is implementing a robust succession planning process for corporate functions.

The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs and will continue to seek and welcome feedback from individual and institutional stockholders and consider and implement changes in response to such feedback, where appropriate. In furtherance of these goals and in response to such feedback, the Company has recently adopted certain compensation practices including, among others, a “clawback” policy, an anti-hedging and pledging policy, share ownership guidelines (including holding requirements) and a performance-based long-term incentive program. Going forward, the Company will continue to focus on aligning executive pay with building stockholder value and the achievement of short-term and long-term financial and strategic objectives.

Process for Determining Named Executive Officer Compensation

Roles of the Compensation Committee and Management in Compensation Decisions for the Named Executive Officers

The Compensation Committee has responsibility for establishing, implementing and overseeing the Company’s compensation program for the NEOs, and reviews and approves the Company’s compensation philosophy and objectives and the compensation of the NEOs. The Compensation Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates his performance considering those goals and objectives and determines and approves his compensation level based on this evaluation. The Compensation Committee also annually reviews and approves the annual base salary levels, the annual incentive opportunity levels, the long-term equity incentive opportunity levels, the employment and severance agreements and any special or supplemental benefits, in each case, when and if appropriate, for each of the executive officers of the Company and any other executives of the Company with a title of Vice President (or above) reporting into the CEO. In addition, the Compensation Committee reviews and makes recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s non-employee directors and officers, including incentive compensation plans and equity-based plans, and approves all new incentive plans and major benefit programs. The Compensation Committee also administers the Company’s long-term equity incentive plan.

The Compensation Committee annually reviews the performance of the CEO. The Chairman and/or the CEO annually review the performance of each of the other NEOs. Their compensation recommendations following these reviews are presented to the Compensation Committee. If applicable, the Chairman’s compensation recommendations with respect to the CEO are presented to the Compensation Committee. The Chairman and the CEO do not make recommendations regarding their own compensation. The Compensation Committee considers all key elements of compensation separately and reviews the full compensation package provided by the Company to the NEOs. In accordance with the Company’s compensation philosophy and objectives, the Compensation Committee considers the compensation package provided to each of the NEOs considering: (a) the Company’s business performance; (b) each NEO’s experience, prior performance and anticipated future performance; (c) relative compensation among the NEOs; (d) industry-wide business conditions; (e) compensation provided by the Company’s peers; and (f) each NEO’s terms of employment. When approving equity awards, the Compensation Committee considers the size and vesting schedule of outstanding awards. Based on its judgment and expertise, the Compensation Committee may exercise its judgment to modify any or all recommended elements of compensation or awards to the NEOs.

Retention of Consultants

The Compensation Committee has retained an independent compensation consultant. In order to ensure that the consultant’s advice to the Compensation Committee remains objective and is not unduly influenced by the Company’s management, the consultant reports to and takes direction from the Compensation Committee itself and not from the Company’s management. With the consent of the Compensation Committee, the consultant may contact the Company’s management for information necessary to fulfill its assignments, such as information regarding personnel responsibilities and compensation arrangements. All decisions with respect to the amount and form of director and executive compensation are made by the Compensation Committee alone, subject to the approval of the full Board with respect to the compensation of the directors, and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

In Fiscal 2018, the Compensation Committee continued the engagement of FW Cook, an independent nationally recognized compensation consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. During Fiscal 2018, FW Cook advised on the design of the Company’s non-employee director and executive compensation programs, changes to the compensation peer group for purposes of Fiscal 2019 pay determinations, evaluations of the competitiveness of executive and director compensation, and the development of our clawback policy. FW Cook does not provide other services to the Company in addition to providing compensation consulting services to the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook, as required by both the SEC rules and the NYSE Listing Standards, and concluded that no conflict of interest exists with respect to its services to the Compensation Committee.

Review of Competitiveness

Compensation Peer Group. During Fiscal 2018, the Compensation Committee reviewed the pay practices for our NEOs using the same peer group (“Compensation Peer Group”) established with respect to Fiscal 2017, except that Outerwall Inc. was no longer included in the Compensation Peer Group for Fiscal 2018 because it was acquired in September 2016.1

As shown in the table below, the peer group for Fiscal 2018 consists of a mix of specialty retail companies with an e-commerce presence, with median annualized revenues of $3.94 billion, slightly above the Company’s annualized revenues.

Barnes & Noble’s Fiscal 2018 Peer Group

Abercrombie & Fitch Co. Advance Auto Parts, Inc. American Eagle Outfitters, Inc. Ascena Retail Group, Inc. Bed Bath & Beyond Inc. Big Lots, Inc. Cabela’s Incorporated Dick’s Sporting Goods, Inc.	Foot Locker, Inc. GameStop Corp. GNC Holdings, Inc. The Michaels Companies, Inc. Pier 1 Imports, Inc. Time Inc. Urban Outfitters, Inc. Williams-Sonoma, Inc.

In addition, the Compensation Committee considers market information based on retail industry survey data from Hay Group and general industry survey data from Willis Towers Watson (together, “Competitive Survey Data”). Depending on the position being analyzed, the general industry survey data included between seven and 184 company participants. All survey data are sized to be appropriate for the Company’s annual revenue when the analysis was conducted.

Competitiveness. The Compensation Committee does not set percentile goals for its executive compensation relative to any peer group. However, the Compensation Committee generally considers market median compensation for the Compensation Peer Group and the Competitive Survey Data when negotiating the employment arrangements of certain NEOs and assessing the competitiveness of executive target total direct compensation levels.

Competitive market data is just one factor that the Compensation Committee considers in determining compensation levels for the NEOs. In addition, the Compensation Committee considers: (a) the Company’s business performance; (b) each NEO’s job responsibilities, experience, prior performance and anticipated future performance; (c) relative compensation among the NEOs; (d) industry-wide business conditions; (e) the recommendations of the Chairman and the CEO and (f) each NEO’s terms of employment; however, the Chairman and the CEO do not make recommendations with respect to their own compensation.

[1]

Following the Fiscal 2018 review of pay practices for the Company’s NEOs, the peer group was revised for future competitive reviews to eliminate companies that were acquired (Cabela’s Incorporated) or no longer an appropriate size or comparable business (Advance Auto Parts, Bed Bath & Beyond and Time Inc.) and to add new companies that meet the Company’s size and business comparability criteria (Barnes & Noble Education, Inc., Party City Holdco Inc. and Sally Beauty Holdings, Inc.).

Key Elements of Compensation in Fiscal 2018

Consistent with the Compensation Committee’s compensation philosophy and objectives, the following elements made up the compensation of the NEOs:

•	Base Salary

•	Annual Incentive Compensation

•	Long-Term Equity Incentive Compensation

•	Retirement, Other Benefits and Limited Perquisites

Base Salaries

The Company pays its NEOs a base salary to provide them with a guaranteed minimum compensation level for their annual services. An NEO’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is a component of total direct compensation that is reviewed periodically for competitiveness relative to the total direct compensation paid to executive officers at companies in the Compensation Peer Group with comparable qualifications, experience and responsibilities as well as based on Competitive Survey Data, as discussed above.

In Fiscal 2018, as in Fiscal 2017, the Compensation Committee did not approve salary increases for any of the NEOs for compensation that was payable in Fiscal 2018 other than Mr. Parneros, whose base salary was increased in Fiscal 2018, as adopted in Fiscal 2017, in connection with his promotion to the position of CEO. Mr. Riggio’s base salary has not increased since he entered into his current employment agreement with the Company in Fiscal 2011.

The table below sets forth the base salaries of each NEO as of the end of Fiscal 2018 and Fiscal 2017.

	Base Salaries
Name	Base Salary at Fiscal 2017 Year-End	Base Salary at Fiscal 2018 Year-End
Leonard Riggio	$100,000	$100,000
Demos Parneros	$900,000	$1,200,000
Allen W. Lindstrom	$550,000	$550,000
Frederic Argir	$500,000	$500,000
William Wood	$500,000	$500,000
Mary Ellen Keating	$640,000	$640,000

Annual Incentive Compensation

Overview. In Fiscal 2018, each of the NEOs was granted an annual incentive award with a target opportunity expressed as a percentage of annual salary under the Incentive Compensation Plan, Home Office. In general, these incentive awards were structured so that achievement of an Adjusted EBIT* target was required, except in the case of Mr. Riggio, for eligibility for any payout of the awards. The Compensation Committee considers Adjusted EBIT to be an appropriate performance metric for the performance units because it reflects the financial performance of the Company and aligns performance-based annual incentive compensation with the interests of stockholders. Mr. Riggio’s incentive award was not subject to the achievement of the Adjusted EBIT target because his compensation is not subject to certain tax deduction limitations and his actual payout was based solely on the achievement of Adjusted Consolidated EBITDA (as described below).

Actual payout levels were then determined based on the achievement of Adjusted Consolidated EBITDA** and, other than in the case of Messrs. Riggio and Parneros, individual performance goals established by the Compensation Committee at the beginning of Fiscal 2018. The Compensation Committee chose Adjusted Consolidated EBITDA as the performance metric for the NEOs given their overall responsibility for the Company and because of the Company’s emphasis on viewing its operations on a consolidated “one Company” basis. Moreover, EBITDA growth is at the core of the Company’s multi-year strategic plan, which will center on better serving our customers, re-imagining our bookstores through a smaller footprint and returning to our bookselling roots.

The annual incentive award granted to each of the NEOs, other than Mr. Riggio, was granted in the form of cash-settled performance units, payable in accordance with the Amended and Restated 2009 Incentive Plan.

*

“Adjusted EBIT” is defined as the Company’s income from ongoing operations (excluding income on investments and foreign currency gains) on a consolidated basis, before deduction of interest payments and income taxes, as reported in the Company’s income statement for the applicable performance period, prior to accrual of any amounts for payment under the Fiscal 2018 annual incentive awards and, unless otherwise determined by the Compensation Committee, adjusted to eliminate the effects of charges for (a) restructurings, discontinued operations, acquisitions, divestitures, debt restructuring or early repayment, inventory or asset write-downs, severance costs incurred in connection with any restructuring, divestiture or reorganization, cost reduction programs, extraordinary items and other unusual or non-recurring items, (b) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effect of tax or accounting changes or restatement, (d) non-routine litigation expenses such as derivative actions, and (e) net gains and losses on the disposal of assets and other non-operating income or expense items, in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with the SEC. (Adjusted EBIT is a non-GAAP financial measure. See Appendix A for a reconciliation of Adjusted EBIT to Operating Income, which is the most comparable GAAP measure.)

**

“Adjusted Consolidated EBITDA” is defined as earnings before taxes, depreciation and amortization (on a Consolidated-basis), as reported in the Company’s audited financial statements, adjusted to exclude any costs, charges or expenses relating to, or resulting from, restructuring, asset impairments, severance, cost reduction programs, refinancing, reorganization, acquisitions, divestitures, asset disposals, discontinued operations, the cumulative effect of accounting changes or restatements, non-routine litigation expenses, the separation or integration of any of the Company’s businesses, extraordinary, unusual or non-recurring items, and any unplanned events either not directly related to the operations of the Company, or not within the reasonable control of the Company’s management. (Adjusted Consolidated EBITDA is a non-GAAP financial measure. See Appendix A for a reconciliation of Adjusted Consolidated EBITDA to Operating Income, which is the most comparable GAAP measure.)

Threshold Performance Requirement. The cash-settled performance units granted to our NEOs (other than Mr. Riggio) had an Adjusted EBIT threshold of $4,206,000, which was established by the Compensation Committee in consultation with the CEO and FW Cook during the first quarter of Fiscal 2018, and was set to ensure a minimum level of performance for payment of annual incentives. Following the close of Fiscal 2018, the Compensation Committee certified that the Company had achieved the Adjusted EBIT goal, which enabled the Compensation Committee to award annual incentive compensation to each of the NEOs.

Fiscal 2018 Performance-Based Incentive Compensation Metrics. In establishing the target opportunity levels for Fiscal 2018 annual incentive compensation, the Compensation Committee took into consideration each of the NEOs’ prior performance, anticipated future performance, and responsibilities, both within the Company and as compared to the responsibilities of similarly situated executives in the Compensation Peer Group. The Compensation Committee also considered the target opportunity necessary to achieve the competitive level of target total direct compensation that the Compensation Committee determined was necessary to incentivize and retain each of these NEOs.

For each of the NEOs (other than Messrs. Riggio and Parneros, whose annual incentive awards were subject only to the achievement of Adjusted Consolidated EBITDA goals), achievement of Adjusted Consolidated EBITDA was weighted 70% and achievement of individual performance goals was weighted 30% for purposes of determining the actual payouts of the annual incentive awards.

Set forth below is a chart showing the target annual incentive opportunities for our NEOs for Fiscal 2018. These target annual incentive opportunities remained unchanged from Fiscal 2017, except for Mr. Parneros whose opportunity increased from 100% to 150% when he was promoted to CEO.

Name	Percent of Base Salary
Leonard Riggio	150	% (1)
Demos Parneros	150%
Allen W. Lindstrom	75%
Frederic Argir	60%
William Wood	60%
Mary Ellen Keating	40%

(1)

Mr. Riggio was eligible for Fiscal 2018 performance-based annual incentive compensation with a target payout percentage of 150% of base salary and a maximum payout percentage of 150% of target, based solely on the attainment of the Adjusted Consolidated EBITDA target.

Fiscal 2018 Consolidated Performance Targets and Results. Set forth below is a chart showing the payout scales and the target and actual Adjusted Consolidated EBITDA results for the Company for Fiscal 2018. The Compensation Committee established the Adjusted Consolidated EBITDA targets based on the Company’s prior year’s performance, the Board’s expectations for future performance (including the key strategic objectives established at the start of performance period) and the Compensation Committee’s desire to appropriately motivate the executives. Specifically, the targets were established in connection with the Company’s focus on mitigating sales declines through an aggressive cost reduction program intended to maintain consistent profit levels.

Level of Achievement of Adjusted Consolidated EBITDA (1) Target	Payout Percentage (2)		Target Adjusted Consolidated EBITDA (in millions)	Actual Adjusted Consolidated EBITDA (in millions)	% of Target Adjusted Consolidated EBITDA Achieved	% of Target Payout
75% (threshold)	25%
100% (target)	100%		$180.0	$145.4	81%	42%
115% (maximum) (3)	150	% (4)

(1)	Refer to Appendix A for reconciliation of Adjusted Consolidated EBITDA, which is a non-GAAP financial measure, to Operating Income, the most applicable GAAP measure.

(2)	Payment amounts corresponding to levels of performance other than threshold, target and maximum levels are calculated on the basis of linear interpolation.

(3)	In the case of Mr. Parneros, the maximum level of achievement of Adjusted Consolidated EBITDA was 125% of target.

(4)	In the case of Mr. Parneros, the maximum payout percentage upon achievement of the maximum level of achievement of Adjusted Consolidated EBITDA was 200% of his base salary (or 133% of target).

Fiscal 2018 Individual Performance Results. The Compensation Committee determined that the accomplishment of the Company’s strategic objectives during Fiscal 2018 and the operational challenges it faced represented extraordinary work for the NEOs and specifically with respect to the individual performance goals established under the performance units for each of Messrs. Lindstrom, Argir and Wood and Ms. Keating. Additionally, the Compensation Committee noted that these NEOs took important actions during the year and accomplished significant positive results relating to, among other things, implementation of a new labor model for our stores and aggressive cost reduction to help mitigate sales declines. The Compensation Committee specifically determined that each of the NEOs had achieved the individual performance goals discussed below.

Mr. Lindstrom. The Compensation Committee noted Mr. Lindstrom’s leadership in realizing over $50 million in savings for Fiscal 2018 and identifying additional savings for Fiscal 2019 and beyond. Mr. Lindstrom also rationalized the Finance and Accounting function and was responsible for building a new analytics organization to support all facets of the business.

Mr. Argir. The Compensation Committee recognized that under Mr. Argir’s leadership the NOOK business was profitable for the first time; however, e-commerce sales declined. Mr. Argir also successfully completed the B&N Press platform rebranding of the site and improvement of the customer experience overall.

Mr. Wood. The Compensation Committee considered Mr. Wood’s implementation of new technologies that supported sales in the stores, including inventory management to improve localized assortments and point of sale (POS) enhancements to support price testing and initiatives. Mr. Wood also reduced technology-related expenses throughout the organization.

Ms. Keating. The Compensation Committee noted Ms. Keating assuming responsibility for Author Promotions and her implementation of new initiatives, including hosting publishing houses to discuss creative ways to partner and the creation of the Barnes & Noble Podcast. Ms. Keating developed the Company’s Holiday campaign in the absence of a Chief Merchandising Officer and a Chief Marketing Officer. She also created a multi-faceted campaign for the launch of the Barnes & Noble Book Club.

Pursuant to the terms of the annual incentive awards, payouts with respect to individual performance goals cannot exceed 100% of target. Considering the factors described above, the Compensation Committee determined that it was appropriate to pay out the individual performance goal-related portion of the annual incentive award for each of Messrs. Lindstrom and Wood and Ms. Keating at 100% of target. With respect to Mr. Argir, the Compensation Committee determined a payout of 50% of target was appropriate for the individual performance goal-related portion of the annual incentive award.

Fiscal 2018 Annual Incentive Compensation Payment Amounts. Set forth below is a chart showing target, maximum, and actual annual incentive compensation for each of the NEOs. In Fiscal 2018, payouts under the annual incentive compensation awards for the NEOs were lower (as a percentage of target) than such payouts in each of the preceding four fiscal years.

Name	Target Incentive as a % of Salary	Payout Range as a % of Target	Target Incentive Compensation Award	Maximum Incentive Compensation Award	Actual Award	Actual Award as a % of Target
Leonard Riggio	150%	0-150%	$150,000	$225,000	$63,000	42%
Demos Parneros	150%	0-133%	$1,800,000	$2,400,000	$756,000	42%
Allen W. Lindstrom	75%	0-135%	$412,500	$556,875	$243,375	59%
Frederic Argir	60%	0-135%	$300,000	$405,000	$132,000	44%
William Wood	60%	0-135%	$300,000	$405,000	$177,000	59%
Mary Ellen Keating	40%	0-135%	$256,000	$345,600	$151,040	59%

Long-Term Equity Incentive Compensation

Overview. In Fiscal 2016, the Compensation Committee implemented a long-term equity incentive program to align the interests of our NEOs with stockholders’ interests and to aid in recruitment and retention by providing a regular annual long-term equity grant practice. Award values are determined based on market data for specialty retail companies with an e-commerce presence and the grant amounts are at the levels necessary, in combination with target cash compensation, to be competitive with what executives in similar positions who work at specialty retail companies with an e-commerce presence receive. Under this program, 50% of an NEO’s target award is granted in the form of time-based restricted stock units (“RSUs”) and 50% is granted in the form of performance-based restricted stock units (“PSUs”).

At the time the long-term equity incentive program was established, the long-term incentive targets were set at the 25th percentile of the market data. The Compensation Committee intended to increase these target values to median over time and maintain cash compensation at its then-current rate. However, given the decline in the Company’s stock price since the long-term equity incentive program was implemented, the long-term incentive targets have not been increased, and in general remain at the 25th percentile. Furthermore, the base salaries and bonus targets of our executive officers have remained unchanged (other than with respect to Mr. Parneros in connection with his promotion to CEO).

Overview of Time-Based Restricted Stock Units. In Fiscal 2018, each of the NEOs, other than Mr. Riggio, was granted time-based RSUs under the Amended and Restated 2009 Incentive Plan. These awards vest in equal annual installments over three years on the dates specified in the RSU agreement subject to the NEO’s continued employment, except if the NEO’s employment is terminated due to his or her death or disability or by the Company without “cause” following a change of control (as defined in the Amended and Restated 2009 Incentive Plan), in which case all restrictions with respect to any unvested RSUs will lapse. The NEO will be entitled to receive an amount in cash or stock equal to any cash or stock dividends, as applicable, paid with respect to the number of shares of Common Stock underlying the RSUs. Any such cash or stock dividends or other distributions will be distributed to the NEO when the underlying RSU vests.

Fiscal 2018 Grants of Time-Based Restricted Stock Units. Set forth below is a chart showing the number of RSUs granted to each applicable NEO.

Name	Grant Date Fair Value ($) (1)	RSUs (#)
Demos Parneros	$1,799,993	244,897
Allen W. Lindstrom	$299,998	40,816
Frederic Argir	$224,998	30,612
William Wood	$224,998	30,612
Mary Ellen Keating	$112,499	15,306

(1)	Grant Date Fair Value is based on the closing price of the Common Stock on the date of grant.

Overview of Performance-Based Restricted Stock Units

In Fiscal 2018, each of the NEOs, other than Mr. Riggio, was granted PSUs under the Amended and Restated 2009 Incentive Plan. The maximum number of PSUs that may be paid out with respect to each grant is 150% of the target number of PSUs. The PSUs may qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Accordingly, vesting of a PSU is contingent upon the achievement of certain performance metrics during the performance period beginning on April 30, 2017 and ending on May 2, 2020, however settlement of such PSUs will be contingent on continued employment on the applicable settlement date, which will be no later than August 15, 2020.

For each of the awards, 50% will vest based on the Adjusted Consolidated EBITDA* performance level achieved during the performance period and 50% will vest based on the Adjusted Consolidated Revenue** performance level achieved during the performance period. The Compensation Committee determined these two metrics are best aligned with the Company’s multi-year strategic plan, which will center on better serving our customers, re-imagining our bookstores through a smaller footprint and returning to our bookselling roots.

*

“Adjusted Consolidated EBITDA” is Consolidated EBITDA, adjusted to exclude the effect of charges for (a) restructurings, discontinued operations, acquisitions, divestitures, debt restructuring or early repayment, inventory or asset write-downs, severance costs incurred in connection with any restructuring, divestiture or reorganization, extraordinary items and other unusual or non-recurring items, (b) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effect of tax or accounting changes or restatement, (d) non-routine litigation expenses such as derivative actions, and (e) net gains and losses on the disposal of assets and other non-operating income or expense items, in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with SEC.

**

“Adjusted Consolidated Revenue” is Consolidated Revenue, adjusted to exclude the effects of charges for (a) restructurings, discontinued operations, acquisitions, divestitures, debt restructuring or early repayment, inventory or asset write-downs, severance costs incurred in connection with any restructuring, divestiture or reorganization, extraordinary items and other unusual or non-recurring items, (b) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effect of tax or accounting changes or restatement, (d) non-routine litigation expenses such as derivative actions, and (e) net gains and losses on the disposal of assets and other non-operating income or expense items, in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with the SEC.

The Compensation Committee established the threshold, target and maximum performance levels based on the Board’s expectations for future performance and the Compensation Committee’s desire to appropriately motivate the executives. The Compensation Committee believes that threshold performance will be difficult to achieve and that target and maximum will be progressively more difficult to achieve.

Depending on the achievement of the performance metrics, payout levels with respect to the PSUs will be determined as follows:

Adjusted Consolidated Revenue (Performance Relative to Target)	Payout Percentage (1)	Adjusted Consolidated EBITDA (Performance Relative to Target)	Payout Percentage (1)
Less than 75%	0%	Less than 60%	0%
75%	50%	60%	50%
100%	100%	100%	100%
Greater than or equal to 115%	150%	Greater than or equal to 125%	150%

(1)	Payment amounts corresponding to levels of performance other than threshold, target and maximum levels will be calculated on the basis of linear interpolation.

Fiscal 2018 Grants of Performance-Based Restricted Stock Units. Set forth below is a chart showing the number of PSUs granted at target to each applicable NEO.

Name	Grant Date Fair Value ($) (1)	PSUs (#)
Demos Parneros	$1,799,993	244,897
Allen W. Lindstrom	$299,998	40,816
Frederic Argir	$224,998	30,612
William Wood	$224,998	30,612
Mary Ellen Keating	$112,499	15,306

(1)	Grant Date Fair Value is based on the closing price of the Common Stock on the date of grant.

Vesting and Settlement of Fiscal 2016 Grants of Performance-Based Restricted Stock Units.

In Fiscal 2016, Messrs. Lindstrom and Argir and Ms. Keating were granted PSUs under the Amended and Restated 2009 Incentive Plan, which vest based on the achievement of certain performance metrics during the performance period that began on May 3, 2015 and ended on April 28, 2018 and which were subject to continued employment as of July 15, 2018, the applicable settlement date. The maximum number of such PSUs that may be paid out with respect to each grant is 150% of the target number of PSUs.

The performance metrics applicable to such Fiscal 2016 PSU awards were Adjusted Retail EBITDA* and Retail Revenue**. For each of the awards, 50% of the applicable award vests based on the Adjusted Retail EBITDA performance level achieved during the performance period and 50% of the applicable award vests based on the Adjusted Retail Revenue performance level achieved during the performance period.

*

“Adjusted Retail EBITDA” is defined as earnings before interest, depreciation and amortization (with respect to the Retail business only) as reported in the Company’s audited financial statements, adjusted to exclude any costs and expenses relating to any effort to prepare for or implement, or resulting from, a partial or complete separation of one or more of the Company’s businesses, including the distribution by the Company of all of the outstanding shares of Barnes & Noble Education, Inc. common stock owned by the Company during Fiscal 2016, any costs and expenses relating to the Retail/NOOK integration, non-routine litigation expenses, such as derivative actions and the termination of the Company’s Employees’ Retirement Plan, in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with the SEC.

**

“Adjusted Retail Revenue” is defined as revenue (with respect to the Retail business only) as reported in the Company’s audited financial statements, adjusted to exclude any costs and expenses relating to any effort to prepare for or implement, or resulting from, a partial or complete separation of one or more of the Company’s businesses, including the distribution by the Company of all of the outstanding shares of Barnes & Noble Education, Inc. common stock owned by the Company during Fiscal 2016, any costs and expenses relating to the Retail/NOOK integration, non-routine litigation expenses, such as derivative actions and the termination of the Company’s Employees’ Retirement Plan, in each case, as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the financial statements as filed with the SEC.

The chart below also shows how the Adjusted Retail Revenue and the Adjusted Retail EBITDA results correlate to a percentage of target and translate into a percentage of target payout.

	Threshold ($) (in millions)	Target ($) (in millions)	Maximum ($) (in millions)	Actual ($) (in millions)	% of Target Achieved	% of Target Payout
Adjusted Retail Revenue	$9,240	$12,320	$14,168	$11,389	92%	85%
Adjusted Retail EBITDA	$461	$769	$961	$602	78%	73%

Set forth below is a chart showing the number of PSUs that each applicable NEO was entitled to receive on the settlement date based on achievement of the Adjusted Retail Revenue and Adjusted Retail EBITDA metrics.

Name	PSUs (#)
Demos Parneros (1)	N/A
Allen W. Lindstrom	12,837
Frederic Argir	5,165
William Wood (1)	N/A
Mary Ellen Keating	4,813

(1)	Messrs. Parneros and Wood were not employed by the Company at the time the Fiscal 2016 PSUs were granted.

The chart below sets forth the grant date fair value of the Fiscal 2016 PSUs as well as the value of the PSUs that each applicable NEO was entitled to receive on the settlement date, assuming a stock price of $5.40, which was the closing price of Common Stock on the last trading day preceding the settlement date.

Name	Grant Date Fair Value ($)	Value on Settlement ($) (2)
Demos Parneros (1)	N/A	N/A
Allen W. Lindstrom	$299,996	$69,320
Frederic Argir	$112,474	$27,891
William Wood (1)	N/A	N/A
Mary Ellen Keating	$112,487	$25,990

(1)	Messrs. Parneros and Wood were not employed by the Company at the time the Fiscal 2016 PSUs were granted.

(2)	Represents gross value on settlement, prior to any applicable withholding of amounts in satisfaction of applicable tax obligations.

Other Components of Compensation

Retirement Benefits. In Fiscal 2018, each of the NEOs was entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides the Company’s NEOs and other employees with a means for accumulating tax-deferred savings for retirement purposes. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($18,500 for 2018), subject to a $6,000 increase for participants who are age 50 or older. The amount of the Company’s matching payments for each of the NEOs is set forth in Note 6 to the Summary Compensation Table.

Limited Perquisites and Other Compensation. The Company does not have a formal program providing perquisites to its NEOs. Instead, Mr. Lindstrom is (and Mr. Parneros was) entitled to limited perquisites as set forth in his employment agreement, including supplemental life and disability insurance and a car allowance. The Company provides perquisites to provide for the financial security of NEOs and their families and to enhance their business efficiency.

The perquisites and other compensation received by the NEOs are set forth in Note 6 of the Summary Compensation Table.

Severance and Change of Control Payments and Benefits. The employment agreement, offer letter or severance agreement, as applicable, of each of the NEOs, other than Mr. Riggio, provides (and, in the case of Messrs. Parneros and Argir, provided) for certain severance payments and benefits upon termination of employment by the Company without “cause” or, in the case of Messrs. Parneros and Lindstrom, by the NEO for “good reason” (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits were selected to provide these NEOs with financial protection upon loss of employment in order to support our executive retention goals and to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. When the agreements were entered into, the triggering events and amounts were considered to be competitive with severance protection being offered by other companies with which we compete for highly-qualified executives.

The compensation that could be received by each of the NEOs upon termination or a change of control is set forth in the Potential Payments Upon Termination or Change of Control Table. Mr. Parneros did not receive any severance payments or benefits in connection with the termination of his employment, because his employment was terminated for “cause.”

Clawback Policy. In December 2017, the Company adopted a recoupment policy that allows the Compensation Committee to cancel, or clawback gains realized from, any short-term or long-term incentive award granted to an executive officer following the adoption of the policy under certain circumstances. Pursuant to the recoupment policy, any incentive compensation paid during the three (3) years immediately preceding the date on which any such officer violates any non-competition, non-solicitation or non-disclosure agreement or engages in any fraudulent or other conduct that contributes to any financial restatement by the Company that reduces the amount of incentive compensation such officer would have earned, or as otherwise necessary to comply with applicable law, is subject to forfeiture or clawback. In addition, cash and equity awards granted under the Company’s Amended and Restated 2009 Incentive Plan may provide that such awards will be canceled, or that an NEO or other employee will forfeit any gains realized on the vesting or exercise of such awards or repay gains previously realized under such awards, under certain circumstances, including in the event the Compensation Committee determines that the NEO or other employee engaged in fraud or other conduct contributing to a financial restatement or violated any Company clawback policy as in effect on the date the award was granted, or to the extent necessary to address the requirements of applicable law.

Hedging and Pledging Policy. Our hedging and pledging transaction policy disallows directors, officers, employees at the director level or above or their designees from entering into any financial instruments that are designed to hedge or offset any decrease in the market value of equity securities of the Company held by such persons and from pledging shares of Common Stock as collateral for any indebtedness.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership requirements for NEOs and certain other executive officers to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with those of the stockholders. The stock ownership requirements, as revised in Fiscal 2016, apply to the CEO, Chief Financial Officer, Chief Operating

Officer and any other executive officer whose base salary is $500,000 or greater. They are expressed as a multiple of base salary as follows:

Position	Multiple of Salary
CEO	3X
Chief Financial Officer	1X
Chief Operating Officer	1X
Other Executives	1X

Each executive subject to such guidelines is required to provide a statement of Common Stock owned annually, and is required to retain at least 50% of net shares of Common Stock received upon exercise of stock options or vesting of restricted stock, RSUs or PSUs until the applicable stock ownership level has been achieved. Shares of Common Stock owned by the executive, beneficially owned shares held indirectly and shares held in the Company’s 401(k) plan count toward compliance with these requirements. Mr. Lindstrom has satisfied his ownership requirement and our other NEOs are making progress toward achieving their ownership requirements.

Employment Agreements with the Named Executive Officers

For a summary of the material terms of the employment agreements, offer letters and severance agreement with the NEOs that affect the amounts set forth in the tables following this Compensation Discussion and Analysis, see the discussion in the “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table” section of this Proxy Statement.

Tax Implications

In making its compensation determinations, the Compensation Committee considers the potential impact of Section 162(m) of the Code. Section 162(m), as in effect for Fiscal 2018, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other highest-paid officers employed at the end of the fiscal year (other than its chief financial officer) unless generally (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a committee of two or more outside directors, (c) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (d) the determining committee certifies that the performance goals were met. To be eligible to pay certain types of compensation on a deductible basis to its executives, the Company obtained stockholder approval for the Amended and Restated 2009 Incentive Plan, which provides for the payment of compensation in compliance with Section 162(m) of the Code, and the Compensation Committee administers this plan in a manner intended to comply with Section 162(m) of the Code. However, it is possible that one or more grants under this plan may not qualify as performance-based awards as may be determined by the Internal Revenue Service. Additionally, in certain circumstances, the Company may determine that it is in the best interests of the stockholders to pay awards or other compensation (including salaries) that do not qualify as performance-based compensation under Section 162(m) of the Code.

The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation under Section 162(m) with respect to compensation paid in Fiscal 2019 and in future years and expanded the number of executives to which the Section 162(m) limit may apply. As a result, except to the extent provided in limited transition relief, compensation over $1,000,000 per year paid by the Company to any NEO (and to any person who was an NEO for any year beginning with Fiscal 2018) will be nondeductible under Section 162(m). The Board and the Compensation Committee reserve the right to provide compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Compensation Committee Report

The Compensation Committee on July 18, 2018 reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee as of that date recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee as of July 18, 2018

George Campbell, Jr. (Chair)

Scott S. Cowen

Al Ferrara

Kimberley A. Van Der Zon

OTHER COMPENSATION RELATED INFORMATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Demos Parneros	2018	$1,200,000	$—	$3,599,986	$756,000	$—	$253,804	$5,809,790
Chief Executive Officer	2017	$398,077	$1,050,000	$677,954	$—	$—	$131,112	$2,257,143

Allen W. Lindstrom	2018	$550,000	$—	$599,995	$243,375	$—	$35,958	$1,429,328
Chief Financial Officer	2017	$550,000	$—	$599,988	$332,063	$—	$36,073	$1,518,124
	2016	$545,385	$—	$599,952	$360,938	$—	$36,734	$1,543,009

Frederic Argir	2018	$500,000	$—	$449,996	$132,000	$—	$11,193	$1,093,189
Vice President, Chief Digital Officer	2017	$500,000	$—	$449,986	$241,500	$—	$9,455	$1,200,941
	2016	$378,846	$550,000	$1,539,378	$—	$—	$20,873	$2,489,097

William Wood	2018	$500,000	$—	$449,996	$177,000	$—	$11,162	$1,138,158
Vice President, Chief Information Officer	2017	$500,000	$—	$449,986	$241,500	$—	$225,070	$1,416,556

Mary Ellen Keating	2018	$640,000	$—	$224,998	$151,040	$—	$9,255	$1,025,293
Senior Vice President, Corporate Communications and Public Affairs

Leonard Riggio	2018	$100,000	$—	$—	$63,000	$—	$71	$163,071
Former Chief Executive Officer, Chairman	2017	$100,000	$—	$—	$97,500	$859,192	$71	$1,056,763
	2016	$100,000	$—	$—	$112,500	$—	$97	$212,597

(1)	This column represents base salary earned.

(2)

This column represents bonuses paid. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2018, Annual Incentive Compensation” section of this Proxy Statement.

(3)

This column represents the aggregate grant date fair value of stock awards granted in Fiscal 2018, Fiscal 2017 and Fiscal 2016, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). If maximum performance of 150% of target was achieved with respect to PSUs granted to Messrs. Parneros, Lindstrom, Argir and Wood and Ms. Keating in Fiscal 2018, the grant date value would be, respectively, $2,699,989, $449,996, $337,497, $337,497, and $168,749 based on the closing price of Common Stock on the date of grant.

(4)

This column represents the dollar value of performance-based annual incentive compensation earned for performance in Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively. For Fiscal 2018, the Company was below target levels for the Company overall. For Fiscal 2017, the Company was below target levels for the Company overall and the Retail business segment, but achieved maximum payout for Retail Cost Reduction metrics. For Fiscal 2016, the Company was below target levels for its Retail business and for the Company overall. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2018, Annual Incentive Compensation” section of this Proxy Statement.

(5)

This column represents earnings by Mr. Riggio under the Company Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan was terminated, effective March 15, 2017, and Mr. Riggio’s benefit thereunder was distributed in Fiscal 2017 in connection with such termination.

(6)	This column represents the value of all other compensation, as detailed in the table below:

	All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance	Life and AD&D Insurance	Car Allowance	401(k) Company Match	Relocation Cost (a)	Total Other Income
Demos Parneros	2018	$9,351	$7,581	$18,000	$21,800	$197,072	$253,804
Allen W. Lindstrom	2018	$5,187	$2,732	$18,000	$10,038	$—	$35,957
Frederic Argir	2018	$—	$393	$—	$10,800	$—	$11,193
William Wood	2018	$—	$393	$—	$10,769	$—	$11,162
Mary Ellen Keating	2018	$—	$393	$—	$8,862	$—	$9,255
Leonard Riggio	2018	$—	$71	$—	$—	$—	$71

(a)	The Company provided Mr. Parneros with temporary housing and furniture at a total cost of $197,072 in connection with his relocation.

In Fiscal 2018, the Company compensated each of Messrs. Parneros, Lindstrom, Argir, Wood and Riggio taking into account the terms of their respective employment agreements and offer letters, as applicable, and the information reported in the Summary Compensation Table reflects the terms of such arrangements. For more information about the NEOs’ employment agreements and offer letters, see the discussion below in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—General Provisions” section of this Proxy Statement.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding grants of plan-based awards (such as equity award grants of RSUs and PSUs and grants of cash-based performance units under the Amended and Restated 2009 Incentive Plan) during Fiscal 2018.

Grants of Plan-Based Awards in Fiscal 2018

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity-Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum (2) ($)	Threshold (#)	Target (#)	Maximum (#)
Demos Parneros	7/13/17	1,800,000	2,400,000				244,897	1,799,993
	7/13/17			122,449	244,897	367,346		1,799,993
Allen W. Lindstrom	7/13/17	412,500	556,875				40,816	299,998
	7/13/17			20,408	40,816	61,224		299,998
Frederic Argir	7/13/17	300,000	405,000				30,612	224,998
	7/13/17			15,306	30,612	45,918		224,998
William Wood	7/13/17	300,000	405,000				30,612	224,998
	7/13/17			15,306	30,612	45,918		224,998
Mary Ellen Keating	7/13/17	256,000	345,600				15,306	112,499
	7/13/17			7,653	15,306	22,959		112,499
Leonard Riggio	7/13/17	150,000	225,000	—	—	—	—	—

(1)

These columns represent the threshold payout level, target payout level and maximum payout level for the performance units granted under the Amended and Restated 2009 Incentive Plan to Messrs. Parneros, Lindstrom, Argir, Wood and Riggio and Ms. Keating. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2018, Annual Incentive Compensation” section of this Proxy Statement.

(2)

The maximum amounts shown in the column reflect values derived from each executive’s target incentive compensation percentage of salary. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2018, Annual Incentive Compensation” section of this Proxy Statement.

(3)

PSUs were granted on July 13, 2017 and vest based on continued employment and the achievement of certain financial goals between April 30, 2017 and May 2, 2020. Threshold amounts represent the number of awards that will vest based on achievement of threshold performance goals, target amounts represent the number of awards that will vest based on achievement of target performance goals and maximum amounts represent the number of awards that will vest based on achievement of maximum performance goals. For additional information regarding the grant of PSUs, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2018, Long-Term Equity Incentive Compensation” section of this Proxy Statement.

(4)	Grant of RSUs, vesting in approximately three equal installments on the anniversary of their respective grant dates for each of the years 2018 to 2020.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Agreements with the Named Executive Officers—General Provisions

The Company has entered into employment agreements or offer letters with each of the NEOs (other than Ms. Keating who, due to her long tenure with the Company, is a party to a severance agreement with the Company). The compensation of each of the NEOs other than Ms. Keating is based on their employment agreements or offer letters, as applicable, as well as their job responsibilities. The compensation of Ms. Keating is determined based on compensation and benefits provided generally to employees at her level. Effective as of December 23, 2013, the Company entered into an employment agreement with Mr. Lindstrom, and the initial term of his employment continued for a period of three years thereafter, and currently renews each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to the automatic renewal date. Effective as of November 23, 2015, Mr. Wood entered into an offer letter with the Company that does not include a fixed term of employment. Effective as of May 12, 2010, the Company entered into an employment agreement with Mr. Riggio. Under his employment agreement, Mr. Riggio’s initial term of employment continued for a period of one year and is now renewed each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to the automatic renewal date.

Pursuant to their employment agreements or offer letters, as applicable, the annual base salaries of Messrs. Lindstrom, Wood and Riggio could be no less than $500,000, $500,000 and $100,000, respectively, during the terms of their employment. Mr. Riggio is entitled to a minimum target annual incentive compensation award of 150% of his base salary, and each of Messrs. Lindstrom and Wood is entitled to a minimum target annual incentive compensation award of 75% and 60%, respectively, of each executive’s base salary. The employment agreements or offer letters of each of Messrs. Lindstrom, Wood and Riggio also provide that they are eligible for grants of equity-based awards under the Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan. For additional information about the annual equity-based awards granted to each of Messrs. Lindstrom and Wood and Ms. Keating in Fiscal 2018, please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity Incentive Compensation” section of this Proxy Statement.

The offer letter for Mr. Lindstrom provides for certain limited perquisites, including a $1,500 monthly car allowance, a $1,000,000 life insurance policy and a long-term disability insurance policy (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Under their respective employment agreements or offer letters with the Company, Messrs. Lindstrom, Wood and Riggio are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and, in the case of Messrs. Lindstrom and Riggio, disparagement. The non-competition and non-solicitation covenants each apply during each executive’s employment and for the two-year period (in the case of Mr. Riggio) and one-year period (in the case of Messrs. Lindstrom and Wood) following the executive’s termination of employment, and the confidentiality and non-disparagement covenants apply during the term of each applicable executive’s respective employment agreement and at all times thereafter.

Prior to his termination of employment by the Company for violations of the Company’s policies, Mr. Parneros was employed pursuant to an employment agreement with the Company entered into on November 17, 2016, which was amended on April 27, 2017 in connection with his promotion to Chief Executive Officer. Pursuant to his employment agreement, during the term of his employment with the Company Mr. Parneros was entitled to (i) an annual base salary of no less than $1,200,000, (ii) to a minimum target annual incentive compensation award of 150% of his base salary, (iii) an annual grant of equity-based awards with an aggregate target value of 300% of his base salary, comprised of the same types of awards granted to the other executive officers, with the same terms and conditions as such awards and (iv) certain limited perquisites, including a $1,500 monthly car allowance and $2,500,000 of life insurance policies and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65.

Pursuant to his employment agreement, Mr. Parneros remains subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants each apply for the two-year period following Mr. Parneros’s termination of employment, and the confidentiality and non-disparagement covenants apply at all times.

Prior to his retirement, Mr. Argir was employed pursuant to an offer letter with the Company effective June 12, 2015, which did not include a fixed term of employment. Pursuant to his offer letter, during the term of his employment with the Company, Mr. Argir was entitled to (i) an annual base salary of no less than $500,000 and (ii) a minimum target annual incentive compensation award of 60% of his base salary. In addition, Mr. Argir was eligible for grants of equity-based awards under the Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan. For additional information about the annual equity-based awards granted to Mr. Argir, please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity Incentive Compensation” section of this Proxy Statement. Pursuant to his offer letter, Mr. Argir remains subject to certain restrictive covenants regarding competition, solicitation and confidentiality. The non-competition and non-solicitation covenants each apply for the one-year period following Mr. Argir’s termination of employment, and the confidentiality covenant applies at all times.

Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits

The employment agreement, offer letter or severance agreement, as applicable, of each of the NEOs provides that each such NEO’s employment may be terminated by the Company upon death or disability or for

“cause”, and, in the case of the employment agreement for Mr. Lindstrom, by Mr. Lindstrom without “good reason”. If the employment of Mr. Lindstrom and Ms. Keating is terminated upon death or disability, by the Company for “cause” or by such NEO without “good reason”, the NEO is entitled to payment of base salary through the date of death, disability or termination of employment. Mr. Riggio’s employment agreement does not provide for any severance benefits.

If the employment of Mr. Lindstrom is terminated by the Company without “cause” or by Mr. Lindstrom for “good reason”, Mr. Lindstrom is entitled, provided he signs a release of claims against the Company, to a lump-sum cash severance payment equal to one times the sum of (a) annual base salary, (b) the average annual incentive compensation paid to him with respect to the preceding three completed years and (c) aggregate annual benefits costs.

If the employment of Mr. Wood and Ms. Keating is terminated by the Company without “cause”, each of Mr. Wood and Ms. Keating is entitled to cash severance equal to one times annual base salary, payable in installments on a bi-weekly basis.

If the employment of Mr. Lindstrom is terminated by the Company without “cause” or by Mr. Lindstrom for “good reason” within two years following a “change of control” of the Company, Mr. Lindstrom is entitled to a lump-sum cash severance payment equal to two times the sum of (a) annual base salary, (b) the average annual incentive compensation paid to the NEO with respect to the preceding three completed years and (c) aggregate annual benefits costs. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, they would be reduced if such reduction would result in a greater after-tax benefit to Mr. Lindstrom. Mr. Wood and Ms. Keating have not been provided with enhanced change in control severance benefits and each such executive would therefore be eligible to receive the severance payments described above in the event of any such executive’s termination without “cause” following a “change in control”.

In the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and will not be accelerated. Under the RSU award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested RSUs underlying the award would immediately vest. Upon a change of control, the performance metrics applicable to PSUs will cease to apply and the performance metrics will be deemed achieved at the greater of the target level performance or actual level of performance, as determined by the Compensation Committee, in its sole discretion and the PSUs will vest at the end of the performance period subject to the Participant’s continuous employment through the payment date, except that the PSUs will immediately vest if the holder were terminated other than for “cause” at any time following a change of control. Under the Amended and Restated 2009 Incentive Plan, “change of control” generally means any of the following: (a) during any period of 24 consecutive months, a change in the composition of a majority of the Company’s directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent directors; (b) the consummation of certain mergers or consolidations of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, following which the Company’s then-current stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (c) the acquisition by a third party (other than Mr. Riggio and his affiliates) of 40% or more of the combined voting power of the then-outstanding voting securities of the Company. Under the RSU award agreements and the PSU award agreements executed under the Amended and Restated 2009 Incentive Plan, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

Mr. Parneros’ employment agreement provided that Mr. Parneros may be terminated by the Company upon death or disability or for “cause” or by Mr. Parneros without “good reason”. If the employment of Mr. Parneros was terminated upon death or disability, by the Company for “cause” or by Mr. Parneros without “good reason”, Mr. Parneros was entitled to payment of base salary through the date of death, disability or termination of employment. If Mr. Parneros’s employment was terminated by the Company without “cause” or by Mr. Parneros for “good reason”, he was entitled, provided he signed a release of claims against the Company, to a lump-sum cash severance payment equal to two times, if such termination was prior to a “change of control”, or three times, if such termination was during the two years following a “change of control”, the sum of (a) annual base salary, (b) the average annual incentive compensation paid to him with respect to the number of completed years beginning on May 1, 2016 and ending on the date of termination and (c) aggregate annual benefits costs. Upon any such termination, Mr. Parneros was additionally entitled to accelerated vesting of the equity-based awards granted pursuant to his employment agreement and any RSUs granted annually. If such severance payments would have triggered the “golden parachute” excise tax under Sections 280G and 4999 of the Code, they would have been reduced if such reduction would result in a greater after-tax benefit to Mr. Parneros. Because Mr. Parneros’s employment was terminated for “cause”, he did not receive any severance payments or benefits.

Mr. Argir’s offer letter provided that if Mr. Argir was terminated by the Company without “cause”, Mr. Argir was entitled to cash severance equal to one times annual base salary, which would be payable in installments on a bi-weekly basis. Because Mr. Argir’s offer letter did not provide for enhanced change in control severance benefits, Mr. Argir would only have been eligible to receive the severance agreements described in the preceding sentence in the event Mr. Argir’s employment had terminated without “cause” following a “change in control”.

The estimated payments to be made by the Company to the NEOs in the event of a change of control are set forth below in the table entitled “Potential Payments Upon Termination or Change of Control”.

Employment Agreements—Defined Terms

“Cause”, for purposes of the employment agreements, offer letters and severance agreement generally means any of the following: (a) except in the case of Mr. Parneros, the NEO’s engaging in misconduct or gross negligence that, in either case, is injurious to the Company and, in the case of Mr. Lindstrom, is intentional; (b) the NEO’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the NEO in connection with the performance of the NEO’s duties and responsibilities that, in the case of Messrs. Parneros and Lindstrom, constitute fraud, dishonesty, embezzlement or misappropriation; (d) the NEO’s engaging in any act of misconduct or moral turpitude that is, in the case of Mr. Lindstrom, reasonably likely to adversely affect the Company or its business and that, in the case of Messrs. Parneros and Lindstrom, is intentional; (e) the NEO’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the NEO’s job performance; (f) the NEO’s failure or refusal to properly perform the duties, responsibilities or obligations of the NEO’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company that, in the case of Messrs. Parneros and Lindstrom, is willful; or (g) the NEO’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“Change of control”, for purposes of the employment agreements with Messrs. Parneros and Lindstrom, generally means, in the case of Mr. Parneros, a “change of control” within the meaning of the Amended and Restated 2009 Incentive Plan as described above, and in the case of Mr. Lindstrom, any of the following: (a) the acquisition by any person or group (other than the NEO or his or her affiliates or Leonard Riggio or his affiliates) of 40% or more of the Company’s voting securities, (b) the Company’s directors immediately prior to a merger, consolidation, liquidation, sale of assets or contested election of a Company director, cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board.

“Good reason”, for purposes of the employment agreements with Messrs. Parneros and Lindstrom, generally means any of the following: (a) a material diminution of authority, duties or responsibilities (or, in the case of Mr. Parneros, reporting relationship); (b) a greater than 10% reduction in base salary in the case of Mr. Lindstrom or, in the case of Mr. Parneros, any involuntary reduction in annual base salary or a greater than 25% reduction in annual target bonus; (c) the relocation of the Company’s principal executive offices to a location more than 50 miles from New York City; or (d) a failure by the Company to make material payments under the agreement.

Description of Plan-Based Awards

See the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Annual Incentive Compensation” section of this Proxy Statement and the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity Incentive Compensation” section of this Proxy Statement for a description of the non-equity incentive plan awards and equity based awards reported in the “Grants of Plan-Based Awards in Fiscal 2018” table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by the Company’s NEOs as of April 28, 2018:

Outstanding Equity Awards at Fiscal 2018 Year End

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		Exercisable	Unexercisable
Demos Parneros (3)	—	—	—	—	—	07/13/2017	244,897	$1,346,934
						07/13/2017	244,897	$1,346,934
						11/21/2016	19,737	$108,554
						11/21/2016	29,605	$162,828
Allen W. Lindstrom	11/15/2011	53,371	—	$10.35	11/14/2021	07/13/2017	40,816	$224,488
						07/13/2017	40,816	$224,488
						07/14/2016	15,949	$87,720
						07/14/2016	23,923	$131,577
						07/15/2015	5,418	$29,799
						07/15/2015	16,250	$89,375
Frederic Argir (4)	—	—	—	—	—	07/13/2017	30,612	$168,366
						07/13/2017	30,612	$168,366
						07/14/2016	11,962	$65,791
						07/14/2016	17,942	$98,681
						08/03/2015	25,416	$139,788
						07/30/2015	2,223	$12,227
						07/30/2015	6,538	$35,959
William Wood	—	—	—	—	—	07/13/2017	30,612	$168,366
						07/13/2017	30,612	$168,366
						07/14/2016	11,962	$65,791
						07/14/2016	17,942	$98,681
						01/04/2016	8,334	$45,837
Mary Ellen Keating	11/15/2011	40,028	—	$10.35	11/14/2021	07/13/2017	15,306	$84,183
						07/13/2017	15,306	$84,183
						07/14/2016	5,981	$32,896
						07/14/2016	8,971	$49,341
						07/15/2015	2,033	$11,182
						07/15/2015	6,093	$33,512
Leonard Riggio	—	—	—	—	—	—	—	—

(1)	This column represents outstanding grants of RSUs and PSUs. Set forth in the table below are the remaining vesting dates of all RSUs and PSUs:

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Dates
Demos Parneros (3)	07/13/2017	244,897	81,632 on 07/13/2018; 81,632 on 07/13/2019; 81,633 on 07/13/2020
	07/13/2017	244,897	244,897 on 07/13/2020
	11/21/2016	19,737	9,868 on 07/14/2018 and 9,869 on 07/14/2019
	11/21/2016	29,605	29,605 on 07/14/2019
Allen W. Lindstrom	07/13/2017	40,816	13,605 on 07/13/2018; 13,605 on 07/13/2019; 13,606 on 07/13/2020
	07/13/2017	40,816	40,816 on 07/13/2020
	07/14/2016	15,949	7,974 on 07/14/2018 and 7,975 on 07/14/2019
	07/14/2016	23,923	23,923 on 07/14/2019
	07/15/2015	5,418	5,418 on 07/15/2018
	07/15/2015	16,250	16,250 on 07/15/2018
Frederic Argir	07/13/2017	30,612	10,203 on 07/13/2018; 10,204 on 07/13/2019; 10,205 on 07/13/2020
	07/13/2017	30,612	30,612 on 07/13/2020
	07/14/2016	11,962	5,981 on 07/14/2018; 5,981 on 07/14/2019
	07/14/2016	17,942	17,942 on 07/14/2019
	08/03/2015	25,416	25,416 on 08/03/2018
	07/30/2015	2,223	2,223 on 7/15/2018
	07/30/2015	6,538	6,538 on 7/15/2018
William Wood	07/13/2017	30,612	10,203 on 07/13/2018; 10,204 on 07/13/2019; 10,205 on 07/13/2020
	07/13/2017	30,612	30,612 on 07/13/2020
	07/14/2016	11,962	5,981 on 07/14/2018 and 5,981 on 07/14/2019
	07/14/2016	17,942	17,942 on 07/14/2019
	01/04/2016	8,334	8,334 on 01/04/2019
Mary Ellen Keating	07/13/2017	15,306	5,101 on 07/13/2018; 5,102 on 07/13/2019; 5,103 on 07/13/2020
	07/13/2017	15,306	15,306 on 07/13/2020
	07/14/2016	5,981	2,990 on 07/14/2018; 2,991 on 07/14/2019
	07/14/2016	8,971	8,971 on 07/14/2019
	07/15/2015	2,033	2,033 on 07/15/2018
	07/15/2015	6,093	6,093 on 07/15/2018

(2)	Market values have been calculated using a stock price of $5.50, which was the closing price of Common Stock on April 27, 2018, the last trading day of Fiscal 2018.

(3)

In connection with his termination of employment by the Company for violations of the Company’s policies, all outstanding and unvested RSUs and PSUs held by Mr. Parneros as of such date were forfeited.

(4)	In connection with his retirement, all outstanding and unvested RSUs and PSUs held by Mr. Argir as of such date were forfeited.

Option Exercises and Stock Vested in Fiscal 2018

		Option Awards		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Demos Parneros	2018	—	$—	9,868	$73,023
Allen W. Lindstrom	2018	—	$—	13,390	$99,086
Frederic Argir	2018	—	$—	33,553	$261,000
William Wood	2018	—	$—	14,313	$98,417
Mary Ellen Keating	2018	—	$—	5,021	$37,155
Leonard Riggio	2018	—	$—	—	$—

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of Common Stock on the date of vesting.

Potential Payments Upon Termination or Change of Control

Event	Demos Parneros	Allen W. Lindstrom	Frederic Argir	William Wood	Mary Ellen Keating	Leonard Riggio (1)
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (2)	$3,723,920	$912,072	$500,000	$500,000	$640,000	$—
Accelerated equity-based awards (3)	$1,455,487	$—	$—	$—	$—	$—

Total	$5,179,407	$912,072	$500,000	$500,000	$640,000	$—
Death
Cash severance payment	$—	$—	$—	$—	$—	$—
Accelerated equity-based awards (3)	$2,965,248	$787,446	$689,178	$547,041	$295,295	$—
Health benefits (4)	$4,160	$6,127	$1,961	$6,127	$—	$1,961

Total	$2,969,408	$793,573	$691,139	$553,168	$295,295	$1,961
Disability
Cash severance payment	$—	$—	$—	$—	$—	$—
Accelerated equity-based awards (3)	$2,965,248	$787,446	$689,178	$547,041	$295,295	$—
Health benefits (5)	$10,643	$10,643	$7,347	$10,643	$3,595	$7,347

Total	$2,975,891	$798,089	$696,525	$557,684	$298,890	$7,347
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (2)	$5,585,880	$1,824,145	$500,000	$500,000	$640,000	$—
Accelerated equity-based awards (3)	$2,965,248	$787,446	$689,178	$547,041	$295,295	$—

Total	$8,551,128	$2,611,591	$1,189,178	$1,047,041	$935,295	$—

(1)	Mr. Riggio’s employment agreement does not provide for any severance payments. Accordingly, any severance payments would be provided at the Board’s discretion.

(2)

Amounts represent the value of potential cash severance payable to each NEO upon certain terminations, including certain terminations in connection with a change in control. Mr. Parneros did not receive any severance payments or benefits in connection with the termination of his employment, because his employment was terminated for “cause.” Following his retirement and pursuant to his release of claims against the Company, Mr. Argir received cash severance in the amount of $500,000 as well as subsidized COBRA premiums for continued medical and dental benefits, consistent with Company practice, and relocation to his home state.

Pursuant to the terms of the employment agreements with Messrs. Parneros and Lindstrom, cash severance is equal to the product of (a) the sum of (i) the NEO’s annual base salary, (ii) the average of annual incentive compensation actually paid to the NEO with respect to the three completed years preceding the date of termination (or, in the case of Mr. Parneros, such number of completed years beginning on May 1, 2016 and ending on the date of termination) and (iii) the aggregate annual cost of benefits, multiplied by (b) the NEO’s severance multiple as follows: one times, in the case of Mr. Lindstrom, and two times, in the case of Mr. Parneros, for non-change of control and two times, in the case of Mr. Lindstrom, and three times, in the case of Mr. Parneros, for change of control. In the case of Messrs. Argir and Wood and Ms. Keating cash severance is equal to one times the NEO’s annual base salary, for both non-change of control and change of control terminations.

(3)

This row represents the value of RSU awards and PSU awards that would automatically vest upon certain terminations or, in certain circumstances, in connection with a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated, and, in the case of PSUs, performance metrics will be deemed to be achieved at the greater of target or actual level performance upon the change of control and PSUs will remain outstanding subject only to continued service-based vesting conditions. The amounts in this row assume deemed achievement of target performance levels. Absent a change of control, except as described below with respect to Mr. Parneros, in the event of any termination of employment by the Company or resignation by the NEO, each RSU award and PSU award will be forfeited. Furthermore, except as provided below, in the event of a termination without “cause” by the successor company at any time following a change of control, or in the event of the holder’s death or disability, each RSU award and PSU award will immediately vest. In addition, each RSU award held by Mr. Parneros will vest immediately upon a termination without “cause” or by Mr. Parneros for “good reason”. Because Mr. Parneros’s employment was terminated for “cause”, he was not entitled to automatic vesting of any of his RSUs and PSUs, and all outstanding and unvested RSUs and PSUs held as of such date were forfeited.

(4)	Following the termination of an NEO’s employment due to death, the Company provides the NEO’s spouse three months of premiums for medical and dental insurance in accordance with COBRA.

(5)	Following the termination of an NEO’s employment due to disability, the Company provides the NEO a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to the NEOs in the event of a termination of their employment in connection with a change of control were calculated assuming that a change of control occurred on April 28, 2018 and each NEO’s employment terminated on that date without “cause” or for “good reason”.

For a summary of the provisions of the employment agreements, offer letters and severance agreement with the NEOs that were effective as of April 28, 2018 and the outstanding equity awards that were held by the NEOs as of April 28, 2018, and therefore affect the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” sections of this Proxy Statement.

Director Compensation Table

Name	Fiscal Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
George Campbell, Jr.	2018	$103,750	$124,996	$228,746
Mark D. Carleton	2018	$82,500	$124,996	$207,496
Scott S. Cowen	2018	$96,250	$124,996	$221,246
William Dillard, II	2018	$84,583	$124,996	$209,579
Al Ferrara	2018	$87,500	$124,996	$212,496
Paul B. Guenther	2018	$98,750	$124,996	$223,746
Patricia L. Higgins	2018	$117,500	$124,996	$242,496
Kimberley A. Van Der Zon	2018	$85,833	$124,996	$210,829

(1)

This column represents the amount of annual cash retainers earned by non-employee directors during Fiscal 2018, which were increased effective November 2017 as described below. All directors were also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

(2)

This column represents the aggregate grant date fair value of awards granted in Fiscal 2018, computed in accordance with ASC 718. The assumptions used in calculating these amounts are set forth in Note 3 to the Company’s Financial Statements for the fiscal year ended April 28, 2018, which is located on pages F-47 of the Company’s Form 10-K. The values in this column reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the non-employee directors. Refer to the “Fiscal 2018 Non-Employee Director Equity Award Table” below for information on awards made in Fiscal 2018.

Narrative to the Director Compensation Table

Annual Retainer

Prior to November 2017, each non-employee director received an annual Board retainer fee of $65,000, paid in quarterly installments. The Lead Director of the Board received an additional $25,000 cash retainer. Audit Committee members received an additional $15,000 annual cash retainer, and the Chair of the Audit Committee received an additional $30,000 annual cash retainer. Compensation Committee members received an additional $10,000 annual cash retainer, and the Chair of the Compensation Committee received an additional $20,000 annual cash retainer. Corporate Governance and Nominating Committee members received an additional $10,000 annual cash retainer, and the Chair of the Corporate Governance and Nominating Committee received an additional $17,500 annual cash retainer. Effective as of November 2017, the annual Board retainer fee paid to each non-employee director increased to $70,000, and the additional annual cash retainer paid to the Chair of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee increased to $32,500, $22,500 and $20,000, respectively. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s Amended and Restated 2009 Incentive Plan. The table below illustrates the fair market value of the Fiscal 2018 restricted stock awards on the date of grant and the aggregate number of awards outstanding at fiscal year-end for each non-employee director.

Fiscal 2018 Non-Employee Director Equity Award Table

Director	Fiscal Year	Restricted Stock Grant Value (1)	Aggregate Restricted Shares Outstanding
George Campbell, Jr.	2018	$124,996	17,605
Mark D. Carleton	2018	$124,996	17,605
Scott S. Cowen	2018	$124,996	17,605
William Dillard, II	2018	$124,996	17,605
Al Ferrara	2018	$124,996	17,605
Paul B. Guenther	2018	$124,996	17,605
Patricia L. Higgins	2018	$124,996	17,605
Kimberley A. Van Der Zon	2018	$124,996	17,605

(1)

On September 20, 2017, the non-employee directors received a grant of the number of shares of restricted stock having a value of approximately $125,000 based on the September 20, 2017 per share closing price of Common Stock on the NYSE (17,605 shares at a price of $7.10) vesting on the earlier of (i) September 20, 2018 and (ii) the date of the next annual meeting of stockholders of the Company.

Stock Ownership Guidelines

Each non-employee director is subject to stock ownership guidelines effective as of December 12, 2012, requiring such non-employee director to hold shares in the Company equal in value to three times the annual cash retainer paid to such non-employee director. Shares of Common Stock actually owned by the non-employee director or beneficially owned shares held indirectly count toward compliance with these requirements. In addition, until the applicable stock ownership level has been achieved, each non-employee director is required to retain 100% of net shares of Common Stock received upon exercise of stock options or vesting of restricted stock or restricted stock units. As of the date of this Proxy Statement, three of our non-employee directors with long-standing tenure as members of our Board have met their stock ownership requirements, and by September 2018, we expect that only three of our most recently appointed non-employee directors will be continuing to work towards meeting the applicable requirements, and our remaining directors will have fully satisfied such requirements.

Compensation Risk Assessment

As a part of its oversight of the Company’s compensation program, the Compensation Committee periodically reviews and considers the risk implications of the Company’s compensation programs and practices. This process included a review of the Company’s compensation programs for our employees, including non-executive officers; the identification and review of features of our compensation programs that could potentially encourage excessive or imprudent risk taking of a material nature; and the identification and review of factors that mitigate these risks. Based on the results of the risk assessment, the Compensation Committee noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of compensation elements, including cash versus equity compensation, short-term versus long-term awards and financial versus non-financial performance targets.

•

Annual cash incentives under our performance-based annual incentive compensation program that focus employees on corporate and individual performance. In general, senior management is evaluated based on Adjusted EBIT, Adjusted Consolidated EBITDA, fundamental measures of value creation for stockholders, as well as individual performance goals.

•	Double-trigger severance benefits which provide that equity awards do not vest solely in connection with a change of control.

•

Hedging and pledging transaction policy which completely prohibits any directors, officers, employees at the director level or above or their designees from engaging in any transaction designed to hedge or offset any decrease in the market value of the Company’s equity securities and from pledging shares of Common Stock as collateral for any indebtedness.

•

Recoupment policy adopted in December 2017 which allows the Compensation Committee to cancel, or clawback gains realized from, any short-term or long-term incentive award granted to executive officers following the adoption of the policy and during the three (3) years immediately preceding the date on which any such officer violates any non-competition, non-solicitation or non-disclosure agreement or engages in any fraudulent or other conduct that contributes to any financial restatement by the Company that reduces the amount of incentive compensation such officer would have earned, or as otherwise necessary to comply with applicable law.

•	Regular advice of an outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based on this process and the results of the risk assessment, the Compensation Committee concluded that the Company’s compensation programs and practices were designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and were appropriately structured, well-aligned with stockholders’ value and did not create or encourage risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of Demos Parneros, our CEO as of the last day of Fiscal 2018.

As of April 28, 2018, which is the date we used to determine our employee population for purposes of identifying our median employee, we had approximately 23,000 full-time and part-time employees, all of whom are located in the United States. As a retailer, approximately 65% of our employees are part-time employees.

In order to identify our median employee from our employee population, we compared the amount of salary and wages of all of our employees employed as of the determination date (other than our CEO), whether employed on a full-time, part-time or seasonal basis, as reflected in our payroll records as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2017. For employees who were hired between January 1, 2018 and April 28, 2018, we compared the amount of salary and wages as would have been reportable to the IRS on Form W-2 with respect to such period. We did not annualize salary or wages for any of our employees. Since all our employees are in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee. Once we identified our median employee, a part-time employee who worked an average of 18.51 hours per week, we combined all the elements of such employee’s compensation for Fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for determining total compensation in the Summary Compensation Table, resulting in annual total compensation of $10,336.

The Fiscal 2018 annual total compensation for our CEO, as reported in the Summary Compensation Table in the Proxy Statement, was $5,809,790. The ratio of our CEO’s annual total compensation to the median annual total compensation of all our employees (other than our CEO) for Fiscal 2018 is 562 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules do not specify a single methodology for the identification of the median employee or calculation of the CEO pay ratio, and pay ratios that are reported by our peers may therefore not be directly comparable to ours because of the difference in the assumptions and methodologies used in calculating the pay ratio, as well as the composition of our workforce relative to that of our peers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and related third parties are at least as favorable to the Company as could have been entered into with unrelated parties at the time they were entered into. The Audit Committee of the Board utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. The Company’s related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. The Company tests to ensure that the terms of related party transactions are at least as favorable to the Company as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between the Company and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, the Company’s rationale for entering the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyze all existing related party agreements and transactions and review them with the Audit Committee.

In fiscal 2010, the Company entered into an Aircraft Time Sharing Agreement with LR Enterprises Management LLC (“LR Enterprises”), which is owned by Leonard Riggio and Louise Riggio, pursuant to which LR Enterprises granted the Company the right to use a jet aircraft owned by it on a time-sharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the Federal Aviation Regulations (“FAR”). Such operating costs were $185,000, $153,000 and $63,000 during fiscal 2018, fiscal 2017 and fiscal 2016, respectively. LR Enterprises is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, other than insurance obtained for the specific flight as requested by the Company, as provided in the FAR.

The Company has leases for two locations for its corporate offices with related parties: the first location is leased from an entity, in which Leonard Riggio has a majority interest, under a lease expiring in 2023, and the second location is leased from an entity, in which Leonard Riggio has a minority interest, under a lease expiring in 2023. Both locations were rented at an aggregate annual rent, including real estate taxes, of approximately $10,503,000, $9,637,000 and $7,784,000 during fiscal 2018, fiscal 2017 and fiscal 2016, respectively.

The Company leased an office/warehouse from a partnership, in which Leonard Riggio had a 50% interest, pursuant to a lease terminated effective December 30, 2015. The space was rented at an annual rent of $456,000 during fiscal 2016 through the date of termination. Net of subtenant income, the Company paid rent of $179,000 during fiscal 2016 through the date of termination.

Kimberley A. Van Der Zon is a member of the Board. In 1999, Ms. Van Der Zon joined Egon Zehnder, the global board advisory, executive search and leadership consulting firm, where she was a Partner from 2005-2018. The Company had retained Egon Zehnder to provide recruiting consultation for certain executive positions. Total fees paid to Egon Zehnder were $253,000 and $64,000 during fiscal 2018 and fiscal 2017, respectively.

On February 27, 2017, Barnes & Noble Education, Inc., an independent public company that was legally and structurally separated from the Company in a spin-off that was completed on August 2, 2015, purchased MBS Textbook Exchange, Inc. (“MBS”), which was then privately-held and majority-owned by affiliates of Leonard Riggio (the “MBS Purchase”). MBS is a new and used textbook wholesaler, which also sells textbooks online and provides bookstore systems and distant learning distribution services. Following the MBS Purchase, Leonard Riggio, his affiliates and other members of the Riggio family ceased to have any ownership interest in MBS.

The Company entered into an agreement with MBS in 2009, which had a term of ten years and contained restrictive covenants limiting the ability of the Company to become a used textbook wholesaler and placing certain limitations on MBS’s business activities. The Company also entered into an agreement with MBS in fiscal 2011, pursuant to which MBS agreed to purchase at the end of a given semester certain agreed-upon textbooks, which the Company shall have rented to students during such semester. Total sales to MBS under this program were $0 and $2,000 for fiscal 2017 prior to the MBS Purchase and fiscal 2016, respectively. Total outstanding amounts payable to MBS for all arrangements, net of any amounts due, were $480,000 for fiscal 2017.

The Company purchases new and used textbooks directly from MBS. Total purchases were $8,328,000 and $7,092,000 for fiscal 2017 prior to the MBS Purchase and fiscal 2016, respectively. MBS sells used books through the Barnes & Noble dealer network. The Company earned a commission of $198,000 and $268,000 on the MBS used book sales in fiscal 2017 prior to the MBS Purchase and fiscal 2016, respectively. In addition, Barnes & Noble hosts pages on its website, through which Barnes & Noble customers are able to sell used books directly to MBS. The Company is paid a fixed commission on the price paid by MBS to the customer. Total commissions paid to the Company under this arrangement were $47,000 and $68,000 for fiscal 2017 prior to the MBS Purchase and fiscal 2016, respectively.

In fiscal 2010, the Company entered into an agreement with TXTB.com LLC (“TXTB”), a subsidiary of MBS, pursuant to which the marketplace program on the Barnes & Noble website was made available through the TXTB website. The Company receives a fee from third-party sellers for sales of marketplace items sold on the TXTB website and, upon receipt of such fee, the Company remits a separate fee to TXTB for those sales. In fiscal 2011, the Company entered into an agreement with TXTB, pursuant to which the Company became the exclusive provider of trade books to TXTB customers through the TXTB website. TXTB receives a commission from the Company on each purchase by a TXTB customer. In fiscal 2013, the Company also entered into an agreement with MBS Direct, a division of MBS, pursuant to which the marketplace program on the Barnes & Noble website was made available through the MBS Direct website. The Company receives a fee from third-party sellers for sales of marketplace items sold on the MBS Direct website and, upon receipt of such fee, the Company remits a separate fee to MBS Direct for those sales. Total commissions paid to TXTB and MBS Direct under these arrangements were $645,000 and $515,000 during fiscal 2017 prior to the MBS Purchase and fiscal 2016, respectively. Outstanding amounts payable to TXTB and MBS Direct were $5,000 for fiscal 2017 prior to the MBS Purchase.

The Company was provided with national freight distribution and trucking services by Argix Direct Inc. (“Argix”), a company in which a brother of Leonard Riggio owned a 20% interest. The contracted relationship between Argix and the Company has terminated due to Argix exiting the industry during fiscal 2016. The Company paid Argix $19,102,000 for such services during fiscal 2016 through the date of termination.

AUDIT-RELATED MATTERS

Independent Registered Public Accountants

The Audit Committee has retained Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for the Company’s 2019 fiscal year beginning April 29, 2018 and ending April 27, 2019 (“Fiscal 2019”). E&Y have been our independent auditors since Fiscal 2013. E&Y, as the independent registered public accountants, examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by E&Y are compatible with maintaining the independence of E&Y in its audit of the Company and have determined that, because such services are not considered prohibited services under the Sarbanes-Oxley Act of 2002, such services are compatible with maintaining the independence of E&Y.

Audit Fees. For Fiscal 2018 and Fiscal 2017, the Company was billed $2,410,905 and $2,260,682, respectively, by E&Y for audit services, including (a) the annual audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events, and (d) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC and review of draft responses to SEC comment letters.

Audit-Related Fees. For Fiscal 2018, the Company was billed $30,600 by E&Y for employee benefit plan audits and $24,300 for other audit-related items. For Fiscal 2017, the Company was billed $45,000 by E&Y for employee benefit plan audits.

Tax Fees. In Fiscal 2018 and Fiscal 2017, the Company was not billed by E&Y for services related to tax compliance and consultation on tax matters.

All Other Fees. For Fiscal 2018 and Fiscal 2017, the Company was billed $2,172 and $1,995, respectively, by E&Y for other fees.

Pre-approval Policies and Procedures. The Audit Committee Charter adopted by the Board requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved all of the services provided by E&Y referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent registered public accountants from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $100,000 in the aggregate.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee is responsible for the appointment and oversight of the Company’s independent registered public accountants.

In this context, prior to the filing of the Company’s Fiscal 2018 Annual Report on Form 10-K, the Audit Committee at that time reviewed and discussed with management and the Company’s independent registered public accountants the Company’s audited financial statements. The Audit Committee at that time discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees). In addition, the Audit Committee at that time received from the Company’s independent registered public accountants the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with such accountants their independence from the Company and its management. The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved) that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Fiscal 2018 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Paul B. Guenther, Chair

Mark D. Carleton

Patricia L. Higgins

George Campbell, Jr.

Al Ferrara

ADVISORY VOTE ON EXECUTIVE COMPENSATION—PROPOSAL 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the NEOs’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s Adjusted EBIT and Adjusted Consolidated EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards (through restricted stock units and performance-based stock units), the value of which is based upon the performance of the Company’s stock price and, in the case of performance-based stock units, the attainment of Adjusted Consolidated EBITDA and Adjusted Consolidated Revenue goals.

The Compensation Committee and the Board believe that the Company’s Fiscal 2018 executive compensation programs align well with the Compensation Committee’s philosophy and are sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Company’s performance, see the Compensation Discussion and Analysis above.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.

The Board unanimously recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our NEOs as disclosed in this Proxy Statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS—PROPOSAL 3

The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2018, to audit the financial statements of the Company for the Company’s 2019 fiscal year, ending April 27, 2019. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of Ernst & Young will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event of a negative vote, the Audit Committee will reconsider its selection.

The Board considers Ernst & Young LLP to be well qualified and unanimously recommends that the stockholders vote FOR ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons (or counsel to such reporting persons) that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders have been complied with during Fiscal 2018.

OTHER MATTERS

Other Matters Brought Before the Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Meeting other than as described in this Proxy Statement. It is nonetheless possible that stockholders may seek to raise a proposal at the Meeting that is not described in this Proxy Statement by notifying the Company of such proposal in accordance with the Company’s Bylaws. The business of the Meeting shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company on or before September 3, 2018.

Proxy Solicitation

Proxies are being solicited through the mail. Proxies may also be solicited in person, by telephone, email, the Internet or other electronic means, or by means of press releases and other public statements. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $25,000, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2018, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2019 must be received by the Company’s Corporate Secretary, at Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than April 26, 2019.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must deliver written notice to the Corporate Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the proposing stockholder in such business. Similar notice must be given with respect to any stockholder nominees for director. Accordingly, the business of the annual meeting of stockholders to be held in 2019 shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company in accordance with the Company’s Bylaws.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board to give you any information or to make any representations in connection with the solicitation of proxies by the Board, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

*     *     *

By Order of the Board of Directors

Leonard Riggio, Executive Chairman of the Board

August 24, 2018

APPENDIX A––RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(In millions)

	Fiscal 2018
Adjusted EBITDA	$145
Asset impairments	(135)
Severance	(16)
Strategic initiatives	(15	)(a)

EBITDA	$(21)

EBITDA	$(21)
Depreciation and amortization	(106)

Operating loss	$(127)

(a)	Costs associated with strategic initiatives, including strategic consulting and markdowns to clear non-returnable inventories.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

BARNES & NOBLE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

W H I T E P R O X Y C A R D

The undersigned hereby appoints Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Barnes & Noble, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Barnes &Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, on October 3, 2018, at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof, with the same effect as if the undersigned were personally present and voting such shares, on all matters as further described in the Proxy Statement or that may otherwise come before the Annual Meeting.

The Undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated August 24, 2018.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted “FOR” each of the Board of Directors’ nominees, “FOR” Proposals 2 and 3. Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting. In the event that any of the Board of Directors’ nominees named on the other side of this Proxy are unable to serve or for good cause will not serve, this Proxy confers discretionary authority to Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, to vote as recommended by the Board of Directors with respect to the election of any person to replace such nominee.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

(Continued, and to be signed and dated on the reverse side.)

BARNES & NOBLE, INC.

WHITE PROXY CARD

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Barnes & Noble, Inc.

Common Stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-358-4704 on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9091. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet – Please access https://www.proxyvotenow.com/bks and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.

Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1 – Election of Directors		WITHHOLD
Nominees:		AUTHORITY
	FOR all Nominees	to vote for all nominees	*EXCEPTIONS
01 – Scott S. Cowen 02 – William Dillard, II 03 – Patricia L. Higgins	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2 –	Advisory Vote on Executive Compensation	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3 –	Ratification of the Appointment of Ernst & Young LLP, as the independent registered public accountants of the Company for the fiscal year ending April 27, 2019	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Date , 2018

Signature

Signature

Title

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.